SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Time:	May 22, 2018 10:00 am Eastern Time
Virtual Shareholder Meeting
www.virtualshareholdermeeting.com/ffbc18

To the Shareholders of First Financial Bancorp.:

Our Annual Meeting of Shareholders will be held at 10:00 am Eastern Time, Tuesday, May 22, 2018.  You can attend the 2018 Annual Meeting online and vote your shares electronically.  The Annual Meeting will be completely virtual and conducted through the online means described below.  The Annual Meeting of Shareholders is held for the following purposes:

1.	To elect fifteen directors nominated by the Board of Directors to serve until the next annual meeting of shareholders and until their respective successors have been elected;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2018;

3.	To approve, on an advisory basis, the compensation of the Company’s executive officers; and

Only shareholders of record at the close of business on March 26, 2018 are entitled to notice of and to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Important Notice regarding the Internet availability of Proxy Materials for the Annual Meeting

The proxy statement and 2017 annual report are available at www.bankatfirst.com/investor.

Your vote is very important.  We urge all shareholders to vote on the matters listed above and described in the proxy statement as soon as possible, whether or not they attend the online Annual Meeting.

For your convenience, you may attend the webcast of the meeting via the Internet at www.virtualshareholdermeeting.com/ffbc18 when you enter your 16-digit control number included with the Notice of Internet Availability or proxy card.  Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/ffbc18.  You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website.  While our management will address questions from shareholders who have submitted their questions electronically prior to the Annual Meeting, the webcast will not allow you to ask questions of management during the meeting.

You may visit www.proxyvote.com at any time prior to the Annual Meeting to ask questions of our executive management that may be addressed in the Annual Meeting and access information about the Company.

The Board of Directors unanimously recommends you vote FOR the proposals listed above and described in the proxy statement.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF THESE THREE WAYS:

Vote Online • Before the Meeting: Go to www.proxyvote.com • During the Meeting: Go to www.virtualshareholdermeeting.com/ffbc18
Vote by Phone By calling 1-800-690-6903
Vote by Mail By signing, dating, and returning your proxy card in the enclosed envelope

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us reduce our costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Mailing Date:	April 12, 2018	BY ORDER OF THE BOARD OF DRECTORS

Karen B. Woods
Corporate Secretary

Proxy and Annual Meeting Summary			1
Date of Annual Meeting	1	How to Vote	1
Record Date	1	Meeting Agenda and Voting Recommendations	1

Proxy Statement, Voting and Annual Meeting Information			2
Proxy Statement Information	2	Electronic Delivery of Proxy Statement and Annual Report	5
Voting Information	2	Householding Information	5
Annual Meeting Information	4

Proposal 1 – Election of Directors			5

Proposal 2 – Ratify the Appointment of Crowe Horwath LLP as our Independent Registered Public Accounting Firm for 2018			13
Accounting Firm Fees	13	Report of the Audit Committee	14

Proposal 3 – Non-Binding, Advisory Vote to Approve Executive Officer Compensation			14

Share Ownership			15
Principal Shareholders	15
Shareholdings of Directors, Executive Officers and Nominees for Director	15

Corporate Governance			17
General	17	Succession Planning	20
Our Board’s Role in Risk Oversight	18	Board Meetings	20
Director Independence	19	Board Committees	21
Board Leadership Structure	19	2017 Board Compensation	23
Board Self-Assessment	19	Review and Approval of Related Person Transactions	25
Evaluating Nominees and Electing Directors	19	Policy Against Hedging Activities	25
Director Education	20	Communicating with the Board of Directors	26
Share Ownership Guidelines	20

Executive Compensation (See detailed Executive Compensation Table of Contents)			36
Compensation Committee Report	26	CEO Pay Ratio	36
Compensation Discussion and Analysis (CD&A)	26	Executive Compensation Overview	36
2017 Summary Compensation Table	33

2019 Annual Meeting Information			61
Shareholder Proposals for the 2019 Annual Meeting			61

Annex A			62
Non-GAAP Reconciliation			62

PROXY STATEMENT Mailing Date: April 12, 2018

Annual Meeting of Shareholders		How to Vote

Date:	May 22, 2018	Vote Online:
Before the Meeting: go to www.proxyvote.com
Time:	10:00 am Eastern Time

Webcast: www.virtualshareholdermeeting.com/ffbc18		During the Meeting: Go to www.virtualshareholdermeeting.com/ffbc18

Vote by phone by calling 1-800-690-6903
Record Date:	March 26, 2018 -- Shareholders of record as of the close of business on March 26, 2018 are entitled to vote at the Annual Meeting.	Vote by mail by signing, dating, and returning your proxy card in the enclosed envelope

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Financial Bancorp., an Ohio corporation, in connection with the solicitation of proxies for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”).  Our Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting.

Meeting Agenda and Voting Recommendations:

Proposal		Approval Required	Board’s Recommendation	Page Reference

1.	Election of Directors	Affirmative vote of a plurality	For Each Nominee	5

2.	Ratify the Appointment of Crowe Horwath LLP as our Independent Registered Public Accounting Firm for 2018	Majority of votes present, in person or by proxy, and entitled to vote	For	13

3.	Approve, on an Advisory Basis, the Compensation of the Company’s Executive Officers	Majority of votes present, in person or by proxy, and entitled to vote	For	14

We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting.  If any other matter is properly brought before the meeting, your completed proxy may, if you have so selected, give your proxies the authority to vote on these other matters in their best judgment.

In this proxy statement, the “Company,” “First Financial,” “First Financial Bancorp,” “we,” “our,” or “us” all refer to First Financial Bancorp. and its subsidiaries, unless the context otherwise requires.  We also refer to the Board of Directors of First Financial as the “Board.”  References in this proxy statement to “common shares” or “shares” refer to the Company’s common shares.

Unless otherwise noted, the information in this proxy statement covers our 2017 fiscal year that began January 1, 2017 and ended December 31, 2017.

Proxy Statement, Voting and Annual Meeting Information

Proxy Statement Information

Why am I receiving this Proxy Statement?

We are making available this Notice of Annual Meeting of Shareholders, proxy statement, and annual report for the year ended December 31, 2017 (the “proxy materials”), either online or by mail, in connection with the 2018 Annual Meeting of Shareholders of First Financial because you are a shareholder of record of the Company as of the close of business on March 26, 2018 (the “record date”).  This proxy statement describes the matters on which you are asked to vote and provides information about those matters and about the Company so that you can make an informed decision.

This proxy statement and related materials are being mailed to, or can be accessed online by, shareholders on or about April 12, 2018.

What is Notice and Access and why did First Financial elect to use it?

We are making the proxy materials and annual report available to our shareholders electronically via the Internet under the Notice and Access regulations of the U.S. Securities and Exchange Commission (“SEC”).  Many of our shareholders have received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of receiving a full set of printed materials in the mail.  We are using the Notice and Access method to expedite distribution and reduce the costs associated with printing and mailing these materials.

The Notice of Internet Availability includes information on how to access and review the proxy materials and how to vote online, by phone, or by attending the Annual Meeting virtually via the Internet.  The proxy materials and annual report, as well as other reports filed with or furnished to the SEC, can be accessed free of charge at www.bankatfirst.com/investor.  You may also access this information by searching “Company Filings” at www.sec.gov.

I received a Notice of Internet Availability of Proxy Materials only.  How can I receive printed copies of the proxy statement and annual report?

Shareholders may receive a printed copy of the annual report and proxy materials, free of charge, by following the instructions on the Notice of Internet Availability for receiving such materials:

1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL: sendmaterial@proxyvote.com

Who is paying for the cost of this proxy solicitation?

First Financial is paying for the costs associated with preparing, printing and mailing these proxy materials, as well as the cost of soliciting proxies on behalf of the Board.  In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding the proxy materials to beneficial owners of our shares and soliciting their proxies.

Our directors, officers and associates also may solicit proxies from our shareholders by further mailings, personal contact, phone, or e-mail, but these individuals will not receive additional compensation for this solicitation activity.

Voting Information

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on March 26, 2018 will be entitled to notice of and to vote at the Annual Meeting.  Each common share owned at the close of business on March 26, 2018 entitles its owner to one vote on each proposal being considered at the Annual Meeting.

The common shares are the Company’s only voting securities entitled to vote at the Annual Meeting.  At the close of business on March 26, 2018, there were 62,215,740 common shares outstanding and entitled to vote.  Please note that the number of shares outstanding on the record date does not include the approximately 35,551,063 common shares issued on April 1, 2018 to former shareholders of MainSource Financial Group, Inc. in connection with the merger of MainSource Financial Group, Inc. with and into First Financial.

How do I vote my shares?

Even if you plan to attend the Annual Meeting virtually via the Internet, as described below, we strongly encourage you to vote prior to the meeting.  Shareholders of record may vote using any of the following methods:

Online Voting:  You may vote before or during the meeting through the Internet as instructed on your Notice of Internet Availability or proxy card.  Before the Annual Meeting, you may go to http://www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2018.  During the meeting, you may go to www.virtualshareholdermeeting.com/ffbc18 to attend the meeting via webcast and vote online.  You should have your proxy card or Notice of Internet Availability in hand when you access either of these websites and follow the instructions to obtain your records and to vote.

Vote by Phone:  Telephone voting is available toll-free at 1-800-690-6903 up until 11:59 pm Eastern Time on May 21, 2017.  You should have your proxy card or Notice of Internet Availability or proxy card in hand when making this call.

Vote by Mail:  Complete, sign and date your proxy card and return it in the envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  Proxy cards must be received by 11:59 p.m. Eastern Time on May 21, 2018.

If you hold your shares in “street name” at a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee on how to vote your shares.

What is the difference between holding shares directly as a shareholder of record and holding shares in “street name” at a bank, broker or other nominee?

Shareholder of Record:  If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, you are considered the shareholder of record and the proxy materials or a Notice of Internet Availability were sent directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly by using the enclosed proxy card, through the online voting methods described in this proxy statement, by phone, or by voting electronically during the Annual Meeting.

Holding shares in “street name” at a bank, broker or other nominee:  If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.”  The proxy materials, Notice of Internet Availability, or voting instruction card was forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of your shares.  Your bank, broker or other nominee will send you, as the beneficial owner, separate information describing how you can vote your shares.

What happens if I sign, date and return my proxy card, or complete the online or telephonic proxy methods, but do not specify how I want my shares voted on one or more of the proposals?

Your shares will be voted in the manner you specify on each proposal.  If you are a shareholder of record and complete and return a proxy but do not provide voting instructions on one or more proposals, your vote will be counted as a vote “for” all of the Company’s nominees for directors and “for” Proposals 2 and 3.

If you hold your shares in “street name” and have not returned voting instructions on one or more proposals, your bank, broker or nominee may vote your shares only on those proposals for which it has discretion to vote.  We believe that under applicable rules, your bank, broker or nominee has discretion to vote your shares on the ratification of our independent registered accounting firm (Proposal 2), which is considered a routine matter.  However, your bank, broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors (Proposal 1) or the advisory approval of executive compensation (Proposal 3).  If you do not provide voting instructions on a non-routine proposal, your shares will be considered “broker non-votes.”  The effect of a “broker non-vote” on each proposal is detailed in the questions and answers under the heading “Annual Meeting Information” below.

What if I indicate “Withheld” with respect to the election of one or more directors or “Abstain” with respect to any of the other proposals being considered?

The effect of these voting specifications on each proposal is detailed in the questions and answers under the heading “Annual Meeting Information” below.

Can I change my proxy vote?

You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

•	Sending a written notice of revocation to First Financial Bancorp, Attn: Karen B. Woods, Corporate Secretary, 255 East Fifth Street, Suite 2900, Cincinnati, Ohio 45202;
•	Delivering a later dated proxy (including by using the online or telephone voting methods); or
•	Attending the virtual Annual Meeting and giving notice of revocation electronically during the meeting.

If you hold your shares in “street name” and instructed your bank, broker or other nominee to vote your common shares and you would like to revoke or change your vote, you must follow the instructions provided by your bank, broker or other nominee.

What if my shares are held through the First Financial Bancorp 401(k) Savings Plan (applicable to traditional or Roth contribution plans)?

You will receive an electronic Notice of Internet Availability unless you opted to receive paper copies of the proxy materials.  The Notice of Internet Availability will contain voting instructions for all shares registered in the exact same name, whether inside or outside of the First Financial Bancorp 401(k) Savings Plan (the “Savings Plan”).  If you hold shares outside of the Savings Plan and they are not registered in the same name as those within the Savings Plan, you will receive a separate Notice of Internet Availability or proxy card for the shares held outside of the Savings Plan.

Voting instructions with respect to shares held in the Savings Plan must be received by 11:59 pm Eastern Time on May 21, 2018.  All voting instructions you give with respect to these shares will be kept confidential.  If you do not timely submit voting instructions for these shares, the shares allocated to you, together with all unallocated shares held in the Savings Plan, will be voted in accordance with the pro-rata vote of participants in the Savings Plan who did provide instructions.

Who should I contact if I have questions about this proxy solicitation and where can I get assistance in voting my shares?

You may contact us at InvestorRelations@bankatfirst.com or call our Investor Relations department toll free at 1‑877-322-9530 if you have any questions or need assistance in voting.

Annual Meeting Information

How many votes must be present in person or by proxy to hold the Annual Meeting?

A quorum must exist before business can be conducted at the Annual Meeting.  Under our Amended and Restated Regulations (the “Amended Regulations”), a quorum will exist if a majority of the common shares outstanding as of the record date are present in person or by proxy.  At the close of business on March 26, 2018, there were 62,215,740 common shares outstanding.  A majority, or 31,107,871 common shares, present in person or by proxy, will constitute a quorum.

What proposals are being considered and how many votes are needed for each proposal to be approved by the shareholders?

	Proposal	Approval Required	Effect of an Abstention (or Withheld Vote with respect to Proposal 1)	Effect of a Broker Non-Vote
1.	Election of Directors	Affirmative vote of a plurality	No effect on election voting but see “Policy on Majority Voting” in the Corporate Governance section of this proxy statement	No effect

2.	Ratify the Appointment of Crowe Horwath as our Independent Registered Accounting Firm for 2018	Majority of votes present, in person or by proxy, and entitled to vote	Will be treated as a vote AGAINST the proposal	Not Applicable

3.	Approve, on an Advisory Basis, the compensation of the Company’s Executive Officers	Majority of votes present, in person or by proxy, and entitled to vote	Will be treated as a vote AGAINST the proposal	No effect

How can I attend the Annual Meeting?

You can attend our 2018 Annual Meeting via the Internet or by proxy.

Our 2018 Annual Meeting will take place via a webcast at www.virtualshareholdermeeting.com/ffbc18.  You may vote while attending the webcast meeting by following the instructions at www.virtualshareholdermeeting.com/ffbc18.  You will not be able to submit questions to executive management or the Board via this webcast during the Annual Meeting.  To attend the Annual Meeting via www.virtualshareholdermeeting.com/ffbc18, you will need the control number included on the Notice of Internet Availability or proxy card that was mailed to you.  Instructions on how to attend and participate in the Annual Meeting via the Internet are posted at www.virtualshareholdermeeting.com/ffbc18.

How do I find out the voting results from the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Electronic Delivery of Proxy Statement and Annual Report

Can I elect to only receive First Financial’s proxy materials and annual reports electronically?

Shareholders can elect to receive future proxy materials and annual reports electronically instead of receiving print copies of these items in the mail.  You can make this election by following the instructions provided on your proxy card or Notice of Internet Availability or by going to www.proxyvote.com and following the instructions provided there.

If you choose to receive future proxy statements and annual reports electronically and you continue to hold shares as of the record date of the next annual meeting, you will receive an e-mail message next year that includes access information for these materials as well as instructions for online voting.

Householding Information

What is “householding?”

If two or more shareholders reside at the same address and appear to be members of the same family, we may send a single copy of the proxy materials, or Notice of Internet Availability, to that address unless one of the shareholders at that address notifies us that they wish to receive individual copies of the material.  This procedure reduces our printing and mailing costs.  Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions for each shareholder account.

How do I stop participating in the householding program?

To stop participating in the householding program, contact Broadridge Financial Solutions, Inc. by calling toll free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Attn:  Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  You will be removed from the householding program within 30 days of Broadridge’s receipt of your instruction.

Proposal 1 – Election of Directors

Our Board currently consists of fifteen members, thirteen of whom are non-employee directors.  Our Amended Regulations provide that the Board shall consist of not less than nine nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders.  Any vacancy may be filled by the Board in accordance with law and our Amended and Restated Regulations for the remainder of the term of the vacant directorship.  The Board has established the number of directors at fifteen.

Our Board has approved the nomination of the following fifteen persons as candidates for election as director, each for a one-year term:  J. Wickliffe Ach, Kathleen L. Bardwell, William G. Barron, Vincent A. Berta, Archie M. Brown, Jr., Cynthia O. Booth, Claude E. Davis, Corinne R. Finnerty, Erin P. Hoeflinger, Susan L. Knust, William J. Kramer, John T. Neighbours, Thomas M. O’Brien, Richard E. Olszewski, and Maribeth S. Rahe.  Each of the nominees is an incumbent director.  The Governance and Nominating Committee (“GNC”) recommended all fifteen nominees to the Board, which in turn unanimously approved the nomination of all fifteen persons.

Six of the nominees listed above previously served as directors of MainSource Financial Group, Inc. and MainSource Bank (collectively, “MainSource) and were appointed to the Boards of First Financial Bancorp. and First Financial Bank and nominated as candidates for election at the Annual Meeting pursuant to the Agreement and Plan of Merger dated July 25, 2017 between First Financial and MainSource (the “Merger Agreement”).  As set forth in the Merger Agreement and effective April 1, 2018, the effective date of the merger of MainSource with and into First Financial, the membership of the First

Financial Board was increased to fifteen directors consisting of nine prior members of the First Financial Board and six prior members of the MainSource board of directors.

In the event that any one or more of the nominees becomes unavailable or unable to serve as a director prior to the Annual Meeting, the accompanying proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board.  We have no reason to believe that any nominee will be unable or decline to serve as a director.

The fifteen nominees for director receiving the most votes at the Annual Meeting will be elected as directors.  You can find additional information about our Policy on Majority Voting in the Corporate Governance section of this proxy statement.  The general considerations and criteria for assessing director candidates are established in the Charter of the Board’s Governance and Nominating Committee (available at www.bankatfirst.com/investor).  These considerations and criteria are also summarized in the Corporate Governance section of this proxy statement.

Below is information concerning the nominees for directors such as their present and past professional positions, current directorships with other companies or organizations, and key qualifications and attributes qualifying them to serve on our Board.  The age indicated for each nominee below is their age as of March 26, 2018.  For information regarding ownership of shares of the Company by nominees and directors of the Company, see the Shareholdings of Directors, Executive Officers and Nominees for Director section of this proxy statement.  Except as noted, there are no arrangements or understandings between any director or any nominee, and any other person pursuant to which such director or nominee is or was nominated to serve as director.

J. Wickliffe Ach Director Since: 2007 Lead Independent Director effective April 1, 2018 Age: 69 Committees: Governance & Nominating (Chair)
Mr. Ach currently serves as the President and Chief Executive Officer of Hixson Inc., an architectural engineering firm located in Cincinnati, Ohio.  He has held these positions with Hixson Inc. since 1993.

Mr. Ach is presently the Lead Independent Director of the Board of Directors of First Financial Bancorp.  He previously served as the Vice Chair of the Board of Directors.

He presently serves on the board of directors of Hixson Inc. and Setzer Corp. (a private corporation located in Dayton, Ohio that is a construction contractor) and on the board of trustees of Grote Enterprises (a private construction company located in Cincinnati, Ohio).  Mr. Ach also serves on the board of directors of the CISE Foundation, a Cincinnati not for profit organization.  He is or has been involved in a number of business and civic organizations including the Cultural Facilities Task Force of Hamilton County, Ohio relating primarily to the Cincinnati Museum Center and Music Hall facilities.  Mr. Ach is President of the Union Terminal Corporation.

As a seasoned business owner and entrepreneur, Mr. Ach brings valuable insight to the Board in strategic and cultural matters.  Mr. Ach’s involvement in the Cincinnati business community provides added understanding of our growing Cincinnati market area.  Furthermore, his specific background in architectural engineering provides added value in our strategies related to physical banking center locations and design.

Kathleen L. Bardwell Director Since: 2018 Age: 61 Committees: Audit (Vice Chair), Governance & Nominating (Vice Chair)
Ms. Bardwell currently serves as Senior Vice President, Chief Compliance Officer of STERIS Corporation.  In her role she is responsible for Regulatory Affairs, AST Quality Operations, Global Compliance, Corporate Internal Audit and Security and serves as STERIS’ compliance officer, chief audit executive and on its ethics committee.  She brings over 35 years of audit and accounting experience to the Company's Board of Directors.

Ms. Bardwell is a member of the National Association of Corporate Directors (NACD), the American Institute of Certified Public Accountants (AICPA), the Ohio Society of CPAs (OSCPA), the Institute of Internal Auditors (IIA), the American Society for Quality (ASQ) and AdvaMed.  She has been a Certified Public Accountant since 1989 and received a Certification in Risk Management Assurance (CRMA) designation in 2013.

Ms. Bardwell previously served as a director of MainSource Financial Group, Inc. and MainSource Bank, from 2011 until April 1, 2018, most recently serving as Lead Director, Chair of the Nominating/Corporate Governance Committee and on the Audit Committee and the Executive Committee of MainSource.  Ms. Bardwell was appointed to our Board effective April 1, 2018 pursuant to the Merger Agreement.  Ms. Bardwell’s many years of expertise relating to regulatory compliance and financial reporting controls, both of which are vital in the financial services industry, her experience with publicly traded companies, and her qualification as an audit committee financial expert provide valuable insight to the Company.

William G. Barron Director Since: 2018 Age: 68 Committees: Compliance and Community Development, Governance & Nominating
Mr. Barron is a commercial-industrial real estate specialist.  He has been Chairman and President of Wm. G. Barron Enterprises, Inc., a commercial real estate broker, manager and developer, since June 1994.  Since 1997, Mr. Barron has been designated a Certified Commercial Investment Member, which signifies expertise in commercial real estate brokerage, leasing, valuation, asset management and investment analysis.

In addition, Mr. Barron is President of Owensboro Self Bailment, LLC, a self-storage holding company, and Gunston, LLC, a real estate holding company. Owensboro Self Bailment and Gunston were each organized in 2006.  Prior to these activities, Mr. Barron served as Vice President (1974-81), President (1981-87) and Chairman and CEO (1987-94) of Barron Homes, Inc., a residential home building company.

Mr. Barron previously served as a director of MainSource Financial Group, Inc. beginning in 1989 and as a director of MainSource Bank from 2011 until April 1, 2018, following prior service on the MainSource Bank board from 1983 to 2000.  Most recently, he served as Chair of the Executive Committee and on the Compensation and Credit and Risk Committees of MainSource.  Mr. Barron was appointed to our Board effective April 1, 2018 pursuant to the Merger Agreement.

Mr. Barron is very active in his community in both civic and charitable positions, including Former Chairman of the Board of the Owensboro Family YMCA, YMCA Endowment Fund Committee, Former Board member of Mentor Kids Kentucky, Board Member and past President of the Owensboro Homebuilders Association, and Board member of Owensboro Daviess County Chamber of Commerce.  Mr. Barron has served as President of the Owensboro Rotary Club.  Mr. Barron is a graduate of Leadership Owensboro and Leadership Kentucky.

Mr. Barron brings extensive experience in the banking, homebuilding and commercial real estate development industries and a deep commitment to community and will provide valuable expertise to the Company.

Vincent A. Berta Director Since: 2018 Age: 59 Committees: Capital Markets, Enterprise Risk (Chair)
Mr. Berta currently serves as the President and Managing Director of Covington Capital, LLC, a private investment firm providing specialized investment banking and advisory services primarily to financial, real estate and investment companies.

Mr. Berta has 34 years of experience in the financial services industry, previously serving as the Executive Vice President and Regional Chairman of US Bank Corporation, the Chairman, President and Chief Executive Officer of Trans Financial, Inc., a $2.3 billion bank acquired by US Bank Corporation in 1998, and a partner in Landmark Financial Advisors, Inc., a registered investment advisory company he co-founded in 2002.  Mr. Berta also served as a chief financial officer and in various other roles for banking institutions.  Mr. Berta is active in various community and civic associations, including work on the Focus 2030 Comprehensive Plan, which was formed to provide a community framework for growth in Bowling Green, Kentucky.

Mr. Berta previously served as a director of MainSource Financial Group, Inc. and MainSource Bank from 2016 until April 1, 2018, most recently serving as Chair of the Audit Committee on the Credit and Risk Committee and the Executive Committee of MainSource.  Mr. Berta was appointed to our Board effective April 1, 2018 pursuant to the Merger Agreement.

Mr. Berta’s significant experience in the financial services industry, including specifically his executive experience as an officer of banking institutions, provides valuable insight and knowledge to the Board.

Cynthia O. Booth Director Since: 2010 Age: 60 Committees: Capital Markets (Vice Chair), Compliance and Community Development (Chair)
Ms. Booth is the President and Chief Executive Officer of COBCO Enterprises, LLC, the owner and operator of eight McDonald’s restaurants in the Cincinnati area.  Prior to forming COBCO in 2000, she held various executive positions at Firstar Bank (now U.S. Bank) in Cincinnati, including President, Firstar Bank Foundation, Senior Vice President—Director of Community Development, Vice President of Private Wealth Group, Vice President of Residential Real Estate, Vice President of Human Resources, and Vice President, and before that was President of Diversified Solutions, Inc., a bank consulting firm.

Ms. Booth is active in several civic and community organizations, including serving as a director and the treasurer of the Greater Cincinnati Regional Chamber of Commerce and as a director of the YWCA of Greater Cincinnati.

Ms. Booth brings deep banking experience to the Board, including extensive knowledge in residential real estate lending, regulatory relations, the Community Reinvestment Act and other regulatory compliance, private banking and human resources matters.  Furthermore, her experience in the restaurant franchise area provides valuable insight into the specialty area of lending conducted through our subsidiary First Franchise Capital Corporation.

Archie M. Brown, Jr. Director Since: 2018 Age: 57
Mr. Brown is the Chief Executive Officer of First Financial Bancorp. and First Financial Bank, having been appointed to these positions effective April 1, 2018 pursuant to the Merger Agreement.  Previously, he served as the President and Chief Executive Officer of MainSource from August 2008 until April 1, 2018.  Mr. Brown also served as the chairman of the board of MainSource from April 2011 until April 1, 2018.

During his 34 years in banking, Mr. Brown has held management positions in branch management, region management, bank operations (both deposit and loan), business development, small business and consumer lending. Mr. Brown has experience in many areas of banking, including enterprise risk management, change management, expense reduction initiatives, process re-engineering, balance sheet management and restructures, loan workout initiatives, business startups within the bank, business sales and closures within the bank, entering and closing markets, branch and bank acquisitions and integration, board communication, investor and shareholder relations and working with bank regulators.

Mr. Brown serves on the board of directors of the Indiana Bankers Association, the Indiana Community Business Credit Corporation and the Board of the Indiana Chamber of Commerce.  He served on the board of directors of the Greensburg Decatur County Economic Development Corporation until December 31, 2017.

Mr. Brown was appointed to our Board, in addition to his appointment as the Chief Executive Officer of the Company, effective April 1, 2018 pursuant to the Merger Agreement.

Claude E. Davis Director Since: 2004 Age: 57
Mr. Davis is the Executive Chairman of First Financial Bancorp and First Financial Bank effective April 1, 2018.  He previously served as the Chief Executive Officer of both First Financial Bancorp and First Financial Bank, positions he held since October 1, 2004.  Mr. Davis has nearly 30 years of experience in the financial services industry.

Mr. Davis was elected to the board of directors of the Federal Reserve Bank of Cleveland in 2013 and has served on its Executive Committee and Audit Review Committee since January 2014.  Since January 1, 2016, he has served as the chair of the Federal Reserve Bank of Cleveland’s board Audit Review Committee.  Mr. Davis also serves as a member of the Cincinnati Business Committee and the American Banker’s Council.

Mr. Davis’ years of experience in the banking industry as well as his extensive financial background provide leadership to the Board.  He is intimately familiar with all aspects of our business activities.  His involvement in other boards and organizations gives him insight on important societal and economic issues relevant to our Company’s business and markets.  His involvement with the Federal Reserve Bank of Cleveland provides invaluable perspective on the financial services industry.

Corinne R. Finnerty Director Since: 1998 Age: 61 Committees: Enterprise Risk (Vice Chair), Governance & Nominating
Ms. Finnerty is the principal and sole shareholder of the law firm of McConnell Finnerty PC located in North Vernon, Indiana.  She has over 35 years of experience representing financial institutions in a wide variety of legal matters.  Ms. Finnerty was previously a director of a former affiliate bank of First Financial from 1987 to 2005 and joined the board of the Company in 1998.

Ms. Finnerty served as a member of the Indiana Supreme Court Disciplinary Commission from 2003 to 2013.

Ms. Finnerty’s deep roots in the North Vernon, Indiana area provide representation on the Board for our southeast Indiana market.  Her participation for ten years on the Indiana Supreme Court Disciplinary Commission allows her to provide insight on governance and ethical issues.  Furthermore, her years as a practicing attorney, including the representation of financial institutions for over 35 years, give her an enhanced perspective on legal and regulatory issues.

Erin P. Hoeflinger Director Since: 2018 Age: 52 Committees: Compensation, Compliance and Community Development (Vice Chair)
Ms. Hoeflinger is a Senior Vice President and President of the Commercial Local Business Division of Anthem Inc.  She previously served as President of Anthem Blue Cross & Blue Shield of Ohio January 2008-2017 and in various other positions with Anthem since 1995.  She is currently responsible for Anthem’s 14 commercial states, representing $35 billion in revenue and 17.5 million members.

Ms. Hoeflinger combines her commitment to improving the health of Anthem’s members with leadership in civic and business affairs.  She currently serves on the National Healthcare Leadership Council and Executive Committee in Washington, D.C.  She also serves on the Board of trustees of The Ohio State University and Midmark Corporation.  She has an M.B.A. in Business from Xavier University and a B.A. in Communications from Wright State University.

Ms. Hoeflinger previously served as a director of MainSource Financial Group, Inc. and MainSource Bank, from 2015 until April 1, 2018, most recently serving on the Compensation Committee and Credit and Risk Committee of MainSource.  Ms. Hoeflinger was appointed to our Board effective April 1, 2018 pursuant to the Merger Agreement.

Ms. Hoeflinger’s extensive experience in executive management of a publicly-traded company in a highly regulated industry will be a valuable asset to the Company.

Susan L. Knust Director Since: 2005 Age: 64 Committees: Compensation (Vice Chair), Compliance and Community Development
Ms. Knust is the owner and managing partner or president of several businesses:

•         Omega Warehouse Services (since 2002) which is located in Monroe, Ohio and provides public warehousing and manufacturing services;

•         K.P. Properties of Ohio (since 1986) which is located in Monroe, Ohio and owns, leases and manages industrial and commercial real estate in Ohio;

•         K.P. Properties of Colorado (since 2010) which is located in Monroe, Ohio and owns, leases and manages commercial real estate in Colorado; and

•         K.P. Properties of Florida (since 2014) which is located in Monroe, Ohio and owns, leases and manages commercial real estate in Florida.

As a seasoned business owner and entrepreneur for 34 years in the areas of manufacturing, warehousing and industrial real estate, Ms. Knust brings valuable insight to the Board in strategic and other matters.  Ms. Knust’s business interests are similar in size to our key client base and she also has an understanding of our growing Cincinnati market area.  Also, as a female business owner, her perspective and experiences have proven valuable to us.

William J. Kramer Director Since: 2005 Age: 57 Committees: Audit (Chair), Compensation
Mr. Kramer is the Vice President of Operations and a member of the board of directors of Valco Companies, Inc. which has principal offices in New Holland, Pennsylvania and whose principal activity is the design, manufacture, and sale of equipment used in the animal production industry.  He has held his current position with Valco Companies, Inc. since 2008, having previously held other executive positions at Valco Companies, Inc.  Mr. Kramer was previously a director of a former affiliate bank of First Financial from 1987 to 2005 and joined the board of First Financial in 2005.

Mr. Kramer has been a CPA since 1984 with both public accounting and private company experience with substantial experience in financial reporting and accounting controls.  He qualifies as an audit committee financial expert.  Furthermore, his tenure with our Company or a bank affiliate since 1987 provides valuable historical perspective on both the Company and the banking industry.

John T. Neighbours Director Since: 2016 Age: 68 Committees: Capital Markets, Enterprise Risk
Mr. Neighbours became the General Counsel and an advisor to the board of AmeriQual Group Holdings, a specialty food processing company, located in Evansville, Indiana on January 1, 2018 following his retirement from the law firm of Faegre Baker Daniels.  He has practiced law for over 40 years and has represented employers throughout the country in all aspects of labor and employment law.  Additionally, he served as an advisor to business, educational and not for profit executives on a variety of business and legal issues.

Mr. Neighbours is involved in and serves as a director (or in an equivalent position) of a number of non-profit and civic organizations including:

•         Greater Indianapolis Chamber of Commerce
•         United Way of Central Indiana
•         Meadows Community Foundation (Chair)
•         Charles A. Tindley Accelerated Schools
•         Indianapolis Public Safety Foundation
•         Christian Theological Seminary
•         Indiana University-Purdue University Indianapolis Advisory Board
•         Indianapolis Zoological Society

In addition, he served as a council member for the American Bar Association - Section on Labor and Employment Law for 12 years, as well as chairman of the Developments Under the National Labor Relations Act Committee from 1997 to 2000.  He also served on the Labor Relations Committee for the United States Chamber of Commerce.

Mr. Neighbours serves on the board of Real Estate Corporation of America, a family corporation involved in rehabilitating and managing properties in Indianapolis  Also, for the last 10 years, Mr. Neighbours has chaired the Meadows Community Foundation which has stimulated $70 million of investment in one of Indianapolis’ most challenging low income communities, and coordinated the development of mixed income housing, an health complex which includes  a YMCA, a retail center and charter schools.

Mr. Neighbours is well known in Indianapolis and is a recognized leader in the local business community, providing valuable insight to the board on the local business environment.  His years as a practicing attorney give him an enhanced perspective on legal and employment matters as well the business climate generally given his national practice.

Thomas M. O’Brien Director Since: 2018 Age: 61 Committees: Audit, Compensation (Chair)
Mr. O'Brien retired from Procter & Gamble in 2010 after 31 years of service, primarily in management positions in the areas of sales, IT and marketing. Most recently, Mr. O'Brien served as Vice President Customer Business Development, Global Business Units and Global eCommerce from 2007 until his retirement. During his time at Procter & Gamble, Mr. O'Brien developed strategies, conceptual innovations and relationships that consistently delivered successful results in revenue, market share and productivity.

Mr. O'Brien is currently a senior advisor with the Boston Consulting Group, working with many top consumer product companies on commercial strategies.  Mr. O'Brien also currently serves as Chairman of Simpactful Consulting and has served on the National Board of Inroads and the St. Vincent De Paul Cincinnati Board of Directors.

Mr. O'Brien previously served as a director of MainSource Financial Group, Inc. and MainSource Bank from 2010 until April 1, 2018, most recently serving as Chair of the Compensation Committee and on the Audit Committee of MainSource.  Mr. O’Brien was appointed to our Board effective April 1, 2018 pursuant to the Merger Agreement.

Mr. O'Brien’s extensive experience in sales and marketing, his management experience, and his experience interacting with the board of directors of a publicly traded company will provide valuable perspective to the Board and the Company.

Richard E. Olszewski Director Since: 2005 Age: 68 Committees: Enterprise Risk, Governance & Nominating
Mr. Olszewski is the owner and operator of two 7-Eleven Food Store franchises in Griffith, Indiana.  He was previously a director of a former affiliate bank of First Financial from 1995 to 2005 and joined the board of the Company in 2005.

Mr. Olszewski’s 30 plus years of retail experience and several years of service to our Company provides us with a deeper understanding of our important northwest Indiana market.  Furthermore his business and retail experience as a small business owner provides our Company with a better understanding of a key client constituency.

Maribeth S. Rahe Director Since: 2010 Age: 69 Committees: Audit, Capital Markets (Chair)
Ms. Rahe is the President and Chief Executive Officer of Fort Washington Investment Advisors, Inc., positions she has held since 2003.  She also serves on the board of directors of Fort Washington Investment Advisors, Inc.  Fort Washington Investment Advisors, Inc. is an investment management firm and wholly owned subsidiary of Western & Southern Financial Group located in Cincinnati, Ohio.  Ms. Rahe has more than 45 years of experience in the banking and financial services industries with 30 years of experience in management or executive management positions.

Since 2005, Ms. Rahe has served as a director of Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) which is an integrated communication services company located in Mattoon, Illinois that provides exchange carrier and broadband services.  She serves as the chair of the audit committee and also on the compensation committee of the company.

Ms. Rahe is involved in and serves as a director (or in an equivalent position) of several organizations, including:

•         Cincinnati Arts Association (Vice Chair)
•         Cincinnati Country Club (Board)
•         Cincinnati Women's Executive Forum
•         Cintrifuse (Advisory Board)
•         Commonwealth Club (Executive Committee)
•         Institutional Real Estate Inc. (Editorial Advisory  Board)
•         New York Landmark Conservancy (Life Trustee)
•         Rush-Presbyterian-St. Luke’s Medical Center (Life Trustee)
•         Sisters of Notre Dame de Namur (Development Advisory Board)
•         The Greater Cincinnati Foundation (Board)
•         United Way of Cincinnati (Investment Committee)
•         Xavier University Williams College of Business (Board of Executive Advisors)

Ms. Rahe is well known in Cincinnati and is a recognized leader in the financial services community, both locally and nationally.  She brings a seasoned perspective, insight, and financial acumen into issues and strategies relating to our business, including regulatory relationships and enterprise risk management.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Proposal 2 -- Ratify the Appointment of Crowe Horwath LLP as our Independent Registered Public Accounting Firm for 2018

Our Audit Committee has appointed Crowe Horwath LLP (“Crowe Horwath”) as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year.  Our Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm.  The Audit Committee is also responsible for the negotiation of audit fees payable to Crowe Horwath.  While the Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal, if shareholders do not ratify the appointment, the Audit Committee will consider whether or not to retain Crowe Horwath in the future.  Even if the appointment is ratified, our Audit Committee, at its discretion, may change the appointment at any time if it determines that doing so would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath are anticipated to attend the Annual Meeting and will be available for questions from shareholders who have submitted their questions electronically prior to the Annual Meeting.  No formal statement by representatives of Crowe Horwath is anticipated at the Annual Meeting.

Accounting Firm Fees

The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Crowe Horwath to the Company and its related entities for the last two fiscal years.  Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the Audit Committee.  The Audit Committee may provide a general preapproval for a particular type of service or require specific preapproval.

Fees by Category	2017	2016
Audit Fees	$726,250	$600,000
Audit-Related Fees	$54,000	62,000
Tax Fees	$166,860	156,645
All Other Fees	$224,105	199,835
TOTAL	$1,171.215	$1,018,480

Description of Services:

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of consolidated financial statements included in Form 10-Qs, review of certain periodic reports and other documents filed with the SEC, and services that are normally provided in connection with statutory or regulatory filings or engagements.  Audit fees include fees for services performed in connection with the issuance of subordinated debt offerings, equity offerings or capital instruments.

Audit-Related Fees in 2017 consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits.  These include fees for attestation or audit services that are not required by statute or regulation.

Tax Fees consist of fees for professional services for tax compliance, tax planning, and tax consultation such as consultation related to mergers and acquisitions and employee benefit plans.

All Other Fees in 2017 include fees related to compliance risk assessment and regulatory compliance audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting.  In this context, the Audit Committee has reviewed and discussed with management and Crowe Horwath the audited financial statements for the year ended December 31, 2017 and Crowe Horwath’s evaluation of the Company’s internal control over financial reporting.  The Audit Committee has discussed with Crowe Horwath the matters that are required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees) as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

Crowe Horwath has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Crowe Horwath that firm’s independence.  The Audit Committee has concluded that Crowe Horwath’s provision of audit and non-audit services to First Financial and its affiliates is compatible with Crowe Horwath’s independence.

The Audit Committee discussed with the Company’s internal auditors and Crowe Horwath the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and with Crowe Horwath, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee, on February 26, 2018, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee (Members as of February 26, 2018)

Maribeth S. Rahe, Chair
David S. Barker
William J. Kramer

Proposal 3 – Non-Binding, Advisory Vote to Approve Executive Officer Compensation

We are asking our shareholders to approve, on a (non-binding) advisory basis, the compensation of the Company’s named executive officers (“named executive officers“ or “NEOs”) identified in the Summary Compensation Table included in the Executive Compensation portion of this proxy statement beginning at page 26.  While this vote is advisory, and not binding on our Company, it will provide information to us regarding shareholder sentiment about our compensation principles and objectives and may be considered in future executive compensation related decisions.  As determined by our shareholders at the 2011 Annual Meeting of Shareholders, and reconfirmed at the 2017 Annual Meeting of Shareholders, we request this advisory approval each year.

We strongly encourage you to review the Executive Compensation - Compensation Discussion and Analysis section of this proxy statement as well as the Summary Compensation Table and other related compensation tables for detailed information about the compensation of our NEOs when making your voting decision on this proposal.

We believe our compensation program has contributed to our Company’s recent and long-term successes.  Our compensation philosophy is based on the following guiding principles and that our executive compensation programs:

•	Drive alignment between Company strategy, executive pay, and shareholder value creation;
•	Drive alignment between an executive’s performance and the interests of shareholders by tying compensation to our Company’s performance, also known as “Pay for Performance;”
•	Attract, motivate, and retain key talent to deliver consistent, long-term performance; and
•	Incorporate proper governance practices to prevent or mitigate inappropriate risk-taking.

We believe information provided in the Executive Compensation portion of this proxy statement demonstrates that our executive compensation program has been designed appropriately to ensure our management’s interests are aligned with our shareholders’ interest to support long-term value creation and to differentiate pay based on our performance within our peer group.

Your vote is requested on the following resolution:

RESOLVED, that the shareholders of First Financial Bancorp approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary

Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2018 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Share Ownership

Principal Shareholders

The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares as of the record date for the Annual Meeting (March 26, 2018).

	Amount and Nature of Beneficial Ownership of Common Shares	Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,036,293[1]	12.9%

The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,879,769[2]	9.47%

Vaughan Nelson Investment Management, L.P. 600 Travis Street, Suite 6300 Houston, TX 77002	3,249,528[3]	5.2%

1 Information based upon a Schedule 13G/A filed on January 18, 2018.  As of December 31, 2017, BlackRock had sole voting power for 7,895,636 shares and sole dispositive power for 8,036,293 shares.

2 Information based on a Schedule 13G/A filed on February 7, 2018.  As of December 31, 2017, Vanguard had sole power to vote for 68,204 shares; sole dispositive power for 5,806,633 shares; and shared dispositive power for 73,136 shares.

3 Information based on a Schedule 13/G filed on February 12, 2018.  As of December 31, 2017, Vaughan Nelson had sole power to vote for 0 shares; sole dispositive power for 3,145,425 shares; and shared dispositive power for 104,103 shares.

Shareholdings of Directors, Executive Officers and Nominees for Director

The following table shows the number of shares of First Financial beneficially owned, as of March 26, 2018, by each director and nominee for director of the Company, each of the named executive officers listed in the Summary Compensation Table provided in the Executive Compensation portion of this proxy statement, and all executive officers and directors of the Company as a group.  None of the individuals in the following table owned one percent or greater of the Company’s outstanding common shares.

A beneficial owner of shares is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause a sale or other disposition of the shares.  A person is also considered the beneficial owner of shares to which that person has the right to acquire beneficial ownership within 60 days.  For this reason, the following table includes share options that are exercisable and that will become exercisable within 60 days.  For the six nominated directors who previously served as members of the board of directors of MainSource, share ownership is estimated based upon the number of shares of the Company to be issued in the Merger.

		Amount and Nature of Beneficial Ownership
Name	Position	Common Shares Beneficially Owned [1] (as of March 26, 2018)		Total Common Shares Beneficially Owned (as of March 26, 2018)	Estimated Converted Shares to be Received April 1, 2018 pursuant to the Merger[8]
Non-Employee Directors
J. Wickliffe Ach	Director and Nominee	20,060	[2]	20,060
Kathleen R. Bardwell	Director and Nominee	0			23,187
William G. Barron	Director and Nominee	4,345			814,874
Vincent A. Berta	Director and Nominee	0			8,336
Cynthia O. Booth	Director and Nominee	15,513	[2]	15,513
Corinne R. Finnerty	Director and Nominee	55,305	[2,5]	55,305
Erin P. Hoeflinger	Director and Nominee	0			6,023
Susan L. Knust	Director and Nominee	39,600	[2,6]	39,600
William J. Kramer	Director and Nominee	27,083	[2]	27,083
John T. Neighbours	Director and Nominee	7,004	[2]	7,004
Thomas M. O’Brien	Director and Nominee	0			86,949
Richard E. Olszewski	Director and Nominee	44,675	[2,7]	44,675
Maribeth S. Rahe	Director and Nominee	26,594	[2]	26,594
Named Executive Officers
Claude E. Davis	Director, Nominee and Executive Chairman	405,229	[3]	405,229
Archie M. Brown, Jr.	Director, Nominee and CEO	0			160,818	[9]
John M. Gavigan	Chief Financial Officer	22,428	[3]	22,428
Richard S. Dennen	President, Commercial Finance	86,260	[3]	86,260
Bradley J. Ringwald	President, Community Banking	33,265	[3]	33,265
Anthony M. Stollings	President, Chief Banking Officer	72,750	[3]	72,750

All executive officers, directors and nominees as a group (25 persons)		2,089,363	[3,9,10]
Percent of outstanding shares held by this group:		3.36%	[4]

1 There are no outstanding options as of March 26, 2018.

2 Includes 1,058 restricted shares that vest on May 23, 2018 for all directors who were on the First Financial Board of Directors prior to April 1, 2018, the effective date of the Merger with MainSource.  Directors retain voting and dividend rights on unvested shares.  However, dividends on unvested shares are held in escrow until vested. See “Board Compensation.”

3 Includes unvested restricted shares (Davis—86,790; Gavigan – 10,791; Dennen—43,226; Ringwald—14,132; Stollings—18,220; and all executive officers as a group (12 persons)—238,476).  Officers retain voting and dividend (subject to escrow until vesting) rights on unvested shares.  For vesting schedules, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.

4 No individual director or officer owns more than one percent of the outstanding shares.

5 Includes 20,086 shares jointly owned with spouse.

6 Includes 3,000 shares owned by spouse and 2,000 shares jointly owned with spouse.

7 Includes 14,618 indirect shares jointly owned with spouse.

8 On April 1, the effective date of the Merger of MainSource with and into First Financial, the each share of MainSource common stock converted into the right to receive 1.3875 common shares of First Financial, with cash to be paid in lieu of fractional shares.  The information presented here represents estimated shares to be received in this conversion with respect to shares of MainSource common stock owned by the former directors and executive officers of MainSource prior to the Merger.

9 Includes 14,811 unvested restricted shares and 14,811 restricted performance shares awarded to Mr. Brown effective April 2, 2018 and 14,273 options to purchase First Financial common stock converted from options to purchase MainSource common stock pursuant to the Merger Agreement.

10 Includes 7,904 unvested restricted shares and 2,635 restricted performance shares awarded to two executive officers (formerly executive officers of MainSource) effective April 2, 2018 and 8,785 options to purchase First Financial common stock of one of these executive officers converted from options to purchase MainSource common stock pursuant to the Merger Agreement.

Corporate Governance

General

We at First Financial are committed to conducting business according to our core Company Values and our Mission Statement.  Our Mission Statement, Company Values, and our Code of Conduct (embodying our Mission Statement and Company Values) guide us in managing our business in line with high standards of business practices and in the best interest of our shareholders, clients, associates, and other stakeholders.

Our Mission We will exceed our clients’ expectations and satisfy their financial needs by building long-term relationships using a client-centered, value-added approach.
Our Values

Integrity.  We steadfastly adhere to ethical principles and professional standards.

Respect.  We value the diversity and individuality of each associate and client.

Responsiveness.  We readily react to the needs and deadlines of our clients and co-workers.

Commitment.  We are committed to doing whatever we can to meet the needs of our clients and other stakeholders.

Leadership.  We believe that leadership should be encouraged and demonstrated at every level in our Company.

Excellence.  Our business decisions and our service to every stakeholder should reflect the highest standards.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to everyone at First Financial: our directors, officers and associates.  The Code of Conduct identifies our commitment to our Values and our responsibilities to our stakeholders, including our clients, our shareholders, our fellow associates, our regulators, and our community.  The Code of Conduct provides guidance on compliance with laws and regulations, non-discrimination, diversity and equal opportunity, protecting Company assets and confidential information, conflicts of interest, accuracy of records and information reporting, and our responsibilities to the communities in which we conduct business.  The Code of Conduct also encourages associates to report any illegal or unethical behavior.  All newly hired associates are required to certify that they have reviewed and understand the Code of Conduct.  In addition, each year all other associates receive training and are asked to affirmatively acknowledge their obligation to follow the Code of Conduct.

Code of Ethics for the CEO and Senior Financial Officers

Our Board has also adopted a Code of Ethics for our chief executive officer and senior financial officers that provides further guidance about their responsibilities for full, fair, accurate, timely and understandable disclosure in the periodic reports we file with the SEC.

Corporate Governance Principles

We believe that effective corporate governance is built on adherence to a number of “best practices.”  These practices are consistent with the Board’s responsibilities to effectively oversee the Company’s strategy, evaluate and compensate Company executives, and plan for management succession.  Most importantly, these practices are believed to strengthen the Company and protect our shareholders’ interests.  Accordingly, the Board has developed and follows our Corporate Governance Principles to set forth common procedures and standards relating to corporate governance.  The Corporate Governance Principles cover, among other things, executive sessions of the Board, director qualifications, director responsibilities, director independence, voting for directors, limitations on membership on other boards, continuing education for members of the Board, and Board performance evaluations.

Policies and Procedures Relating to Complaints

The Audit Committee has approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters.  These procedures also provide for the submission by associates of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Please visit the Corporate Governance portion of our investor relations website (at www.bankatfirst.com/investor) to learn more about our corporate governance practices and access the following documents:

•	Code of Conduct	•	Code of Ethics for the CEO and Senior Financial Officers

•	Corporate Governance Principles	•	Charters for our Board Committees

Our Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of management of First Financial.  Our Board, with the assistance of the Enterprise Risk Committee and other Board committees as discussed below, reviews and oversees our Enterprise Risk Management (“ERM”) program, which is designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk consideration into decision-making.  The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk and promote visibility and constructive dialogue around risk at all levels of the organization.

The Company’s risk governance structure starts with each line of business being responsible for managing its own risks.  In addition, the Board and executive management have appointed a Chief Risk Officer to support the risk-oversight responsibilities of the Board and its committees.

An Enterprise Risk Management Committee (“ERMC”) comprised of senior management is the senior most focal point within our Company to monitor, evaluate, and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the Company’s businesses.  Currently reporting up to the ERMC are various risk-related committees whose members are comprised of representatives from the lines of business, risk management, and senior management.

The Chief Risk Officer provides the Board with a quarterly risk profile of the Company, as well as a report on the risk exposure of the Company from the viewpoint of the ERMC.  Under the ERM program, management develops a holistic portfolio of Company enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments and incorporating information regarding specific categories of risk gathered from various internal Company operations.  Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas.  Management provides regular reports on the risk portfolio and risk response and monitoring efforts to the ERMC and to the Risk and Compliance Committee of our Board.

Our Board assumes a significant oversight role in risk management both through its actions as a whole and through its committees.  Additional information concerning each of the following committees may be found in the “Corporate Governance – Board Committees” section of this proxy statement.

•	The Audit Committee reviews our internal control systems to manage and monitor financial reporting and accounting risk with management and our internal audit department.

•	The Capital Markets Committee oversees the Company’s capital markets, treasury and capital planning activities.

•	The Compliance and Community Development Committee oversees the regulatory compliance programs and community development activities of the Company.

•
The Compensation Committee evaluates, with our senior officers, risks posed by our incentive compensation programs and seeks to limit any unnecessary or excessive risks these programs may pose to us, in order to avoid programs that might encourage such risks.

•	The Enterprise Risk Committee assists the Board in overseeing enterprise-wide risks, including credit, market, operational, technology, regulatory, legal, strategic, and reputation risks.

•	The Governance and Nominating Committee (“GNC”) oversees our corporate governance functions.

While each of these committees is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed through committee reports about such risks.  Select members of management attend our

Board and Board committee meetings (other than executive sessions) and are available for questions regarding particular areas of risk.

Director Independence

Our Board has determined that all of our directors, except our Executive Chairman and our CEO, are independent directors as that term is defined in the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”).  In addition, our Board has determined that each member of the Audit, Compensation, and Governance and Nominating Committees is independent under such definition and that the members of the Audit Committee are independent under the additional, more stringent requirements of the Nasdaq Stock Market applicable to audit committee members.  These determinations are made annually, most recently in February 2018.

Under the Nasdaq Rules and our Corporate Governance Principles, independent directors must not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of being a director.  In making this determination, our Board reviews and evaluates transactions and relationships with Board members to determine the independence of each of the members.  In making the independence determinations for each of the directors, the Board took into consideration the transactions and relationships disclosed in this proxy statement under “Review and Approval of Related Person Transactions” below.

Board Leadership Structure

Effective April 1, 2018, our Board leadership structure changed to include an Executive Chairman, Claude Davis, and a Lead Independent Director, J. Wickliffe Ach.  The Executive Chairman will preside over each board meeting and perform such other duties as may be incident to the office as determined by the Board.  Although our corporate documents would allow our chair to also hold the position of chief executive officer, our Corporate Governance Principles provide that these two positions must be separate.

All members of the Board of First Financial Bancorp also serve as directors of the Company’s subsidiary bank, First Financial Bank.

Board Self-Assessment

Our Board conducts a self-assessment annually, which our GNC reviews and discusses with the Board.  In addition, each of the committees of the Board is expected to conduct periodic self-assessments.

Evaluating Nominees and Electing Directors

Evaluating Nominees

The GNC evaluates director candidates based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder or by the Company.  The criteria evaluated by the committee may include, among other things, the candidate’s judgment, integrity, leadership ability, business experience, industry knowledge, public company experience, professional reputation, and ability to contribute to board member diversity (including, but not limited to gender, race, and ethnicity, as well as experience, geography, qualifications, attributes, and skills).  The GNC recognizes that diversity of the Board is an important part of its analysis as to whether the Board constitutes a body that possesses a variety of complementary skills and experiences.  The committee also considers whether the candidate meets independence standards, is “financially literate” or a “financial expert” if appropriate for governance needs, is available to serve, and is not subject to any disqualifying factor.  No single individual trait is given particular weight in the decision process.

Policy on Majority Voting

Although our Articles of Incorporation and Amended Regulations provide that director nominees who receive the greatest number of shareholder votes are automatically elected to the Board, our Board has adopted a policy on majority voting for the election of directors which is included in our Corporate Governance Principles.  The majority voting policy requires nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her written resignation to the GNC for consideration by the committee following the certification of the shareholder vote.  This requirement applies only in an uncontested election of directors, which is an election in which the only nominees are persons nominated by the Board.

Upon its receipt of a resignation from a director who has not received the requisite shareholder vote, the GNC will then consider the resignation and make a recommendation to the Board concerning whether to accept or reject such resignation.  In making its recommendation to the Board, the committee will consider all factors deemed relevant by members of the committee, including the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible, and available to serve on such committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of First Financial and its shareholders.

The GNC also will consider a range of possible alternatives concerning the director’s tendered resignation, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the committee to have substantially resulted in the “withheld” votes.  The Board will take formal action on the committee’s recommendation no later than 90 days following the certification of the shareholder vote.  In considering the committee’s recommendation, the Board will consider the information, factors and alternatives raised by the committee and such additional information, factors and alternatives as the Board deems relevant.  We will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision, together with an explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within four business days after the Board makes its decision.

Nominating Procedures

The GNC will consider director candidates recommended by shareholders in accordance with the procedures outlined in the Amended Regulations.  In order to be recommended for a position on the Board by the committee, a proposed nominee must, at a minimum, (i) be able to comply with the Company’s Corporate Governance Principles, and (ii) through a combination of experience and education, have the skills necessary to make an effective contribution to the Board.

In connection with next year’s Annual Meeting of Shareholders, the GNC will consider director nominees recommended by shareholders provided that notice of a proposed nomination is received by the Company no later than February 22, 2018, as provided in the Amended Regulations.  Notice of a proposed nomination must include the information outlined in the Amended Regulations and should be sent to First Financial Bancorp, Attention: Karen B. Woods, Corporate Secretary, 255 E. Fifth Street, Suite 2900, Cincinnati, OH 45202.

Director Education

We recognize the importance of our directors keeping current on Company and industry issues and their responsibilities as directors.  All new directors attend orientation training soon after being elected to the Board.  The Board also encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally-offered programs.

Share Ownership Guidelines

Effective April 1, 2018, we will require directors to own First Financial shares equal to at least five times the director’s annual retainer, with a minimum of 10,000 shares.  All current directors must comply with this requirement before April 1, 2022.  Future directors will be required to satisfy this requirement within four years of first becoming a director of the Company.  Prior to April 1, 2018, we required directors to own First Financial shares equal to at least three times the director’s annual retainer, with a minimum of 4,000 shares.  We have also implemented stock ownership and retention guidelines for our named executive officers described further in the Executive Compensation portion of this proxy statement.

Succession Planning

In light of the critical importance of executive leadership to our success, we have instituted an annual succession planning process which is guided by the GNC.  The succession planning process addresses our chief executive officer position, the positions directly reporting to the chief executive officer, and senior-level managers enterprise-wide.  Management regularly identifies high-potential executives for additional responsibilities, new positions, promotions, or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders.  The GNC reports to the full Board on its findings and the Board deliberates in executive session on the CEO succession plan.

Board Meetings

During 2017, the Board held eight scheduled meetings.  We believe it is important for our directors to participate in board and committee meetings.  Directors who participate in fewer than 75% of scheduled board and committee meetings, or who do not attend the annual meeting of shareholders, unless excused by the Board, are subject to not being re-nominated to the Board.  In 2017, all of the incumbent directors/nominees attended more than 75% of the scheduled meetings.  All directors who were on the Board at the time attended the 2017 Annual Meeting of Shareholders.

The Board also held eight executive sessions in 2017 where only independent directors were present.

Board Committees

Through March 31, 2018, our Board had established the following standing committees:  Audit Committee, Capital Markets Committee, Compensation Committee, GNC, and Risk and Compliance Committee.  Each committee operates pursuant to a committee charter that is approved by the Board, which is the case for the GNC Charter, or by the GNC to whom the Board has delegated the authority to approve other committee charters.  Each Board committee serves as a joint board committee of First Financial Bank in addition to being a Board committee of First Financial Bancorp.

The charters of the Audit, Compensation, Governance and Nominating, and Risk and Compliance Committees each comply with current Nasdaq Rules relating to charters and corporate governance.  Each of these charters is available under the Corporate Governance portion of our investor relations website (at www.bankatfirst.com/investor).

Effective April 1, 2018 following the consummation of the merger with MainSource and appointment of the additional directors pursuant to the Merger Agreement as described on page 5, the Risk and Compliance Committee was divided into two committees:  the Enterprise Risk Committee and the Compliance and Community Development Committee.  The charters of these separated committees remain in development.

Audit Committee

Membership through 3/31/2018:
Maribeth S. Rahe, Chair
David S. Barker (retired from Board)
William J. Kramer

Membership beginning 4/1/2018:
William J. Kramer, Chair
Kathleen R. Bardwell, Vice Chair
Thomas M. O’Brien
Maribeth S. Rahe

All members of the Audit Committee were determined to meet the independence and financial literacy standards of the Nasdaq Rules.  Directors Kramer and Bardwell are “audit committee financial experts” for purposes of SEC regulations.

Number of Meetings in 2017:  9

Committee Primary Responsibilities:

▪         Monitor the integrity of the consolidated financial statements of the Company.
▪         Monitor compliance with the Company’s Code of Conduct and Code of Ethics for the CEO and Senior Financial Officers.
▪         Evaluate and monitor the qualifications and independence of the Company’s independent auditors.
▪         Evaluate and monitor the performance of the Company’s internal audit function and independent auditors, with respect to First Financial and its subsidiaries

Compensation Committee

Membership through 3/31/2018:
William J. Kramer, Chair
J. Wickliffe Ach
David S. Barker
Susan L. Knust

Membership beginning 4/1/2018:
Thomas M. O’Brien, Chair
Susan L. Knust, Vice Chair
Erin P. Hoeflinger
William J. Kramer

All members of the Compensation Committee were determined to meet the independence standards of the Nasdaq Rules.

Number of Meetings in 2017:  5

Committee Primary Responsibilities:

▪         Determine and approve the compensation of the CEO and each executive officer of the Company.
▪         Evaluate the performance of the Company’s CEO for all elements of compensation and all other executive officers with respect to incentive goals and compensation.
▪         Review and evaluate all equity and benefit plans of the Company.
▪         Oversee the preparation of the compensation discussion and analysis and recommend to the full Board its inclusion in the annual proxy statement.
▪         Annually review the incentive compensation arrangements to see that such arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company.
▪         Recommend to the Board compensation for non-employee directors.

Corporate Governance and
Nominating Committee*

Membership through 3/31/2018:
J. Wickliffe Ach, Chair
Cynthia O. Booth
Corinne R. Finnerty
Susan L. Knust
Richard E. Olszewski

Membership beginning 4/1/2018:
J. Wickliffe Ach, Chair
Kathleen R. Bardwell, Vice Chair
William G. Barron
Corinne R. Finnerty
Richard E. Olszewski

All members of the GNC were determined to meet the independence standards of the Nasdaq Rules.

Number of Meetings in 2017:  3

* Renamed the Governance and Nominating Committee effective April 1, 2018

Committee Primary Responsibilities:

▪         Develop and periodically review the effectiveness of the Company’s Corporate Governance Principles.
▪         Monitor and protect the Board’s independence.
▪         Consult with the Chairman of the Board concerning the appropriate Board committee structures and appointment of members to each committee of the Board.
▪         Establish procedures for the director nomination process and recommend nominees for election to the Board.
▪         Oversee the formal evaluation of the Board and all Board committees, including any formal assessment of individual directors.
▪         Review shareholder proposals and proposed responses.
▪         Promote the quality of directors through continuing education experiences.
▪         Annually delegate to the respective committees of the Board or to management, the authority and responsibility for reviewing and approving policies and procedures of the Board(including the board of directors of First Financial Bank) in connection with the Company’s ERM program.

Risk and Compliance Committee
(through March 31, 2018)

Members:
Cynthia O. Booth, Chair
Corinne R. Finnerty
Jeffrey D. Meyer (retired from Board)
John T. Neighbours
Richard E. Olszewski

All members of the Risk and Compliance Committee were determined to meet the independence standards of the Nasdaq Rules.

Number of Meetings in 2017:  4

In Development:

Enterprise Risk Committee
(effective April 1, 2018)

Members:
Vincent A. Berta, Chair
Corinne R. Finnerty, Vice Chair
John T. Neighbours
Richard E. Olszewski

Compliance and Community
Development Committee
(effective April 1, 2018)

Members:
Cynthia O. Booth, Chair
Erin P. Hoeflinger, Vice Chair
William G. Barron
Susan L. Knust

Committee Primary Responsibilities:

▪         Review with management the Company’s procedures and techniques and approve policies to measure the Company's risk exposures and for identifying, evaluating and managing the significant risks to which the Company is exposed.
▪         Review with management the Company’s policies, procedures, and practices involving compliance with applicable laws and regulations.
▪         Monitor the Company’s risk management performance and obtain reasonable assurance that the Company's risk management policies for significant risks are being adhered to.
▪         Consider and provide advice to the Board on the risk impact of any strategic decision that the Board may be contemplating.
▪         Periodically examine the risk and compliance cultures of the Company.
▪         Periodically set the risk appetite for the Company and monitor compliance with the risk appetite statement including development of risk tolerances, targets and limits.

Capital Markets Committee

Members:
Maribeth S. Rahe, Chair
David S. Barker (retired from Board)
William J. Kramer
Jeffrey D. Meyer (retired from Board)
John T. Neighbours

Membership beginning 4/1/2018:
Maribeth S. Rahe, Chair
Cynthia O. Booth, Vice Chair
Vincent A. Berta
John T. Neighbours

Number of Meetings in 2017:  3

Committee Primary Responsibilities:

▪         Monitor the management of the purchase, sale, exchange, and other disposition of the investments of the Company, including review of management reports concerning current equity debt security investment positions.
▪         Monitor the investment activities of the Company to ensure compliance with external regulations and the Company’s applicable policies including requirements relating to composition, diversification, credit risk, and yield.
▪         Monitor the capital position of the Company and the capital management activities undertaken by the Company to ensure that capital levels are maintained in accordance with regulatory requirements and management directives.
▪         Monitor and oversee interest rate risk, capital market activities, the investment portfolio, and capital planning of First Financial Bank.

2017 Board Compensation

Our Compensation Committee reviews the individual components and total amount of director compensation at least annually.  The Compensation Committee will recommend changes in director compensation to the Board aided by its review of competitive pay data for non-employee directors of financial services companies in the Company’s peer group (described in the Compensation Discussion and Analysis – Market Competitiveness section of this proxy statement).  It may recommend changes to director compensation based on its analysis of this competitive data.  The Compensation Committee uses the same peer group for this purpose as used by the committee to determine competitive pay for named executive officers listed in the Summary Compensation Table (see Compensation Discussion and Analysis).  The Compensation Committee has retained Willis Towers Watson to act as the committee’s independent compensation consultant.  Our director compensation is designed to align the Board with our shareholders, and to attract, motivate, and retain high performing members critical to the Company’s success.

In 2017, we provided the following compensation to our non-employee directors.  Claude E. Davis, who is also an employee of the Company, did not receive any additional fees for serving on the Board and therefore has been omitted from the table.  For a discussion of Mr. Davis’s compensation, see “Executive Compensation.”

Name	Fees Earned or Paid in Cash [1,2] ($)	Stock Awards [3] ($)	All Other Compensation [4] ($)	Total ($)
J. Wickliffe Ach	57,500	27,500	913	85,913
David S. Barker[6]	44,500	27,500	913	72,913
Cynthia O. Booth	45,500	27,500	913	73,913
Corinne R. Finnerty	36,250	27,500	913	64,663
Peter E. Geier[5]	50,750	27,500	1,273	79,523
Murph Knapke[6]	74,000	31,500	1,046	106,546
Susan L. Knust	37,750	27,500	913	66,163
William J. Kramer	54,500	27,500	913	82,913
Jeffrey D. Meyer[6]	36,250	27,500	913	64,663
John T. Neighbours	36,250	27,500	913	64,663
Richard E. Olszewski	37,000	27,500	913	65,413
Maribeth S. Rahe	48,500	27,500	913	76,913

1 Includes retainers, board and committee attendance fees and retainers for committee chairs for both First Financial Bancorp and First Financial Bank.  The fees paid to non-employee directors for service on the Board and its committees are described under “Board/Committee Fees” and “Director Stock Plans”

2 Pursuant to the Company’s Director Fee Stock Plan, directors may elect to have all or any part of the annual retainer fee paid in common shares.  See also “- Director Stock Fee Plan” below.  This column includes fees used to purchase shares in the open market under such plan as follows:
Name	Amount of Fees Used to Purchase Common Shares ($)
J. Wickliffe Ach	7,750
David S. Barker[6]	31,000
Cynthia O. Booth	18,600
Corinne R. Finnerty	12,400
Peter E. Geier[5]	5,813
Murph Knapke[6]	15,500
Susan L. Knust	15,500
William J. Kramer	7,750
Jeffrey D. Meyer[6]	31,000
John T. Neighbours	31,000
Richard E. Olszewski	20,770
Maribeth S. Rahe	31,000

3 Total value is computed utilizing the grant date market value for restricted stock awards.  See Note 18—Stock Options and Awards of the Company’s Annual Report on Form 10-K for additional information on valuation methodology.  Based on the closing price of First Financial’s common shares as of the date of grant (May 23, 2017) of $26.00 per share, Directors Ach, Barker, Booth, Finnerty, Knapke, Knust, Neighbours, Olszewski and Rahe received 1,058 shares each. Director Knapke received an award of 1,058 shares and an additional 154 shares as the chairperson of the First Financial Bancorp Board of Directors.  These shares vest on May 23, 2018.  Dividends on unvested restricted stock are held in escrow and only paid upon vesting of the shares.  See “Director Fee Stock Plan.

4 Includes accrued dividends paid on restricted stock vesting in 2017.

5 Deceased November 14, 2017.

6 Retired from Board of Directors effective March 31, 2018.

Board/Committee Fees

In 2017, non-employee directors of the Company received annual retainers of $18,000 and received annual retainers of $13,000 as non-employee directors of First Financial Bank.  In 2017, the Chair and Vice Chair of the Board receive additional annual retainers of $40,000 and $7,500, respectively.  The chairs of the Audit Committee, Capital Markets Committee, Compensation Committee, GNC Committee and Risk and Compliance Committee received additional $10,000 annual retainers.  These committee chair retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants, and preparing committee agendas.  Director fees are paid quarterly.

Effective January 1, 2018, the annual retainer for non-employee directors of First Financial Bank was increased to $18,000.  Effective April 1, 2018, the non-employee directors of the Company will receive annual retainers of $100,000 (50% paid in cash on a quarterly basis at the end of each quarter and 50% received annually as a stock award with a one-year vesting period) for their participation on the Board of First Financial Bancorp, First Financial Bank, and all Board committees.  The Lead Independent Director will receive an additional $25,000 annually (paid quarterly) while the other committee chairs will receive an additional $10,000 annually (paid quarterly).

Director Stock Plans

In 2017, each non-employee director received $27,500 in value of restricted stock which vests one year from the date of grant.  The Chair of the Board received an additional $4,000 in value of restricted stock which also vests one year from the date of grant.  All dividends on such restricted stock accrue and are paid at the time the restricted stock vests.  Grants to non-employee directors are made on the date of the annual meeting based on the closing price of the Company’s common shares that day.  These 2017 stock grants were made from the Amended and Restated 2012 Stock Plan approved by our shareholders in May 2017.

Stock Grants to Nominee Directors

In the event the fifteen nominees currently serving as non-employee directors are re-elected to the Board, each of these directors will receive a grant of stock having a market value of $50,000 from the Amended and Restated 2012 Stock Plan.  At March 26, 2018, the closing price of our common shares was $27.40 per share, which would equate to a grant of approximately 1,824 shares each.  All stock grants will vest after one year.

Director Fee Stock Plan

Each year, directors are given the opportunity to have all or a portion of their board fees invested in the Company’s common shares.  Elections are made once a year.  Shares are purchased on the open market by an independent broker dealer after the payment of the quarterly Board fees.

Reimbursement

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board and committee meetings.

Review and Approval of Related Person Transactions

Each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions and transactions that may otherwise affect the independence of an independent director.  The responses to these questionnaires are reviewed by the General Counsel and Corporate Secretary of the Company, and outside counsel if appropriate, to determine if there are related person transactions.  Related person transactions will originally be submitted to the Audit Committee of the Board for approval as well as to the GNC for its consideration when making independence determinations.

Pursuant to the Corporate Governance Principles, no director shall perform professional services for the Company or its affiliates in a manner that interferes with that director’s independence under the Nasdaq Rules.  This prohibition applies to services provided (1) directly by the director (or an immediate family member) or (2) where the director (or an immediate family member) is affiliated with the organization that provides the professional services to the Company.  This prohibition does not apply to professional services that are provided by the director to clients of the Company (or its affiliates) where the Company (or its affiliates) has not given instruction that the service be provided by the director and the Company (or its affiliates) is not the party responsible for payment for the professional services.  Professional services can be characterized as advisory in nature, generally involve access to sensitive company information or to strategic decision-making, and typically have a commission- or fee-based payment structure.  Professional services may include services such as investment services, insurance services, accounting/auditing services, consulting services, marketing services, legal services, property management services, realtor services, lobbying services, executive search services, and IT consulting services.

First Financial Bank has, and expects to have in the future, banking relationships in the ordinary course of business with directors, executive officers, principal shareholders, and their affiliates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.  Normal, arms-length banking relationships entered into in the ordinary course of business, and consistent with applicable federal banking regulations, are not considered to interfere with a director’s independence.  Service specialization, rate concessions, fee concessions, or other service or product modifications may similarly be offered to directors and executive officers, and their affiliates, if the same would be offered to other similarly situated clients on a non-discriminatory basis in the ordinary course of business.  All loans or extensions of credit to a director or officer, or their affiliate, (i) were made in compliance with Federal Reserve Board Regulation O, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and nature of collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and iv) did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, the Company or its subsidiaries from time to time may pay immaterial amounts for such items as event sponsorships and contributions to not-for-profit entities with which our directors have relationships and which payments are in furtherance of our Company’s business interests.

During 2017, no related person transactions involving our directors or executive officers (or members of their immediate family) requiring disclosure in this proxy statement were identified nor are any such related person transactions currently proposed.  In making the independence determinations for each of the directors, the Board took into consideration the following transactions and relationships involving members of the Board: the payment of rent to an entity in which a director has an ownership interest (with the lease agreements being entered into prior to 2017 following arms-length negotiations) and the payment of rent to an entity in which a director has an ownership interest for placement of an “ATM” machine.  The Board concluded that these transactions were routine transactions and considered them to be immaterial and did not impact the independence of the relevant directors.

Policy Against Hedging Activities

Our Insider Trading Policy prohibits our directors, officers and associates from engaging in any hedging transactions with respect to First Financial shares, including prepaid variable forward contracts, equity swaps, collars and exchange funds, and trading in any derivative security relating to First Financial shares.

Communicating with the Board of Directors

Shareholders may send communications to the Company’s Board or to individual directors by writing to:

Attn: Board of Directors (or name of individual director)
First Financial Bancorp
255 E. Fifth Street, Suite 2900
Cincinnati, OH 45202

Letters mailed to this address will be received by the director who serves as Chair of the Audit Committee or the director who serves as Chair of the GNC, as alternate.  A letter addressed to an individual director will be forwarded unopened to that director by the Chair of the Audit Committee.

Shareholders may also contact the Company’s Corporate Secretary, Karen B. Woods, at First Financial Bancorp, 255 E. Fifth Street, Suite 2900, Cincinnati, OH  45202.

Information regarding this process is also available within the Investor Relations section of our website at www.bankatfirst.com/investor under the “Corporate Governance” tab, by clicking on the link “Communicating with the Board of Directors.”

Executive Compensation

EXECUTIVE COMPENSATION SPECIAL TABLE OF CONTENTS
Compensation Committee Report	26	Pension Plan	50
Compensation Discussion and Analysis	26	Executive Supplemental Retirement Plan	50
Summary Compensation Table	33	Nonqualified Deferred Compensation	51
CEO Pay Ratio	36	Deferred Compensation Plan	51
Executive Compensation	36	Executive Supplemental Savings Agreement	52
Grants of Plan-Based Awards	47	Split-Dollar and Group Term Life Insurance	52
Outstanding Equity Awards at Fiscal Year End	48	Other Potential Post Employment Payment	52
Option Exercises and Stock Vested	49	Compensation Committee Interlocks and Insider Participation	60
Pension Benefits Table	49

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A below.  Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Compensation Committee

William J. Kramer, Chair
J. Wickliffe Ach
David S. Barker
Susan L. Knust

Compensation Discussion and Analysis (CD&A)

This CD&A describes and explains the material elements of 2017 compensation for the executive officers named in the Summary Compensation Table (the “NEOs”).  We also provide an overview of our executive compensation philosophy and our executive compensation program.  In addition we explain how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving the NEOs who are listed below:

Claude E. Davis, Chief Executive Officer (First Financial Bancorp and First Financial Bank)

John M. Gavigan, Chief Financial Officer (First Financial Bancorp and First Financial Bank)

Anthony M. Stollings, President and Chief Banking Officer (First Financial Bancorp and First Financial Bank)

Richard S. Dennen, President, Commercial Finance (First Financial Bank)

Bradley J. Ringwald, President, Community Banking (First Financial Bank)

C. Douglas Lefferson, Former Chief Credit Officer (First Financial Bank) (through September 3, 2017)

Jill A. Stanton, Former President, Mortgage Banking (First Financial Bank) (through August 31, 2017)

You should read this section of the proxy statement when determining your vote on the compensation of our NEOs (see Proposal 3 – Non-Binding, Advisory Vote to Approve Executive Officer Compensation).  This CD&A contains information that is important to your voting decision.

Introduction

First Financial celebrated the Company’s 154th anniversary and recorded its 109th consecutive quarter of profitability in 2017.  Successfully operating as an independent, community bank for over 15 decades, with 27 years of consecutive quarterly profits, evidences the stability, sustainability and adaptability of our Company through multiple economic cycles.  The Company’s financial performance remained strong in 2017 as discussed in the business highlights below.  Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a full discussion of the Company’s performance.

2017 Business Highlights

•	Net income increased 9.3% to $96.8 million.

•	Total loans increased $256 million, or 4.4%, during the year.

•	Total deposits increased $369 million, or 5.7%, during the year.

•	Return on average assets was 1.12%, or 1.15% when adjusted for non-operating items[1], which compares favorably to the KBW Regional Bank Index component company median of 0.99%.[2]

•	Return on average equity of 10.78%, or 11.01% when adjusted for the non-operating items[1], which also compares favorably to the peer median of 8.37%.[2]

•	Maintained strong capital position. Tangible Common Equity ratio of 8.30% and Common Equity Tier 1 Capital ratio of 10.63% compared to peer medians of 9.18% and 11.59%, respectively.[2]

•	Dividend yield of 2.58% as of December 31, 2017, which compares favorably to the peer median of 2.06%.[2]

2017 Executive Compensation Highlights

•
Consistent with Company-wide merit practices, on March 7, 2017, the Compensation Committee approved increases to NEO base salaries that ranged from 0% to 3.3% except for Mr. Gavigan whose base salary increase was 22% to align pay with the market, performance and progression in the role of CFO since his promotion in December 2014.

•	There were no target incentive changes for NEOs except for Mr. Gavigan whose short- and long-term incentive targets were each increased from 30% to 40%.

•
Consistent with past practice, annual awards under the Company’s Long-Term Incentive Plan, or LTIP, were in the form of restricted stock grants.  2017 restricted stock grants to the NEOs included both time-based and performance-based vesting features.  The time-based awards vest over a three year period.  The performance-based awards vest after three years only upon the attainment of certain pre-determined performance measures concerning total shareholder return and return on assets relative to peers.

•
The Company’s payout for 2017 under its Short-Term Incentive Plan, or STIP, was 154% of target for all NEOs except for Mr. Dennen who had 50% of his short-term incentive based on the Company’s STIP and

1 Information concerning the reconciliation of non-GAAP information is provided in Annex A.
2 KBW Regional Bank Index peer results through December 31, 2017.

50% based on pre-tax, pre-provision income performance of Oak Street Funding resulting in a payout of 147.9% of target.  See “2017 STIP Design and Payout – 2017 STIP Performance Results.”

•
Due to business needs requiring Mr. Davis to spend a significant amount of time in Indianapolis as well as in the Company’s Cincinnati headquarters, a taxable housing and mileage allowance of $25,000 was approved for 2017 to compensate Mr. Davis as reimbursement for this travel as these travel expenses are not deductible business travel expenses for the Company.

Committee Actions for 2018

The Company’s executive compensation program is reviewed annually to ensure the program continues to support the Company’s compensation philosophy and strategic business objectives.  During the most recent review, the Compensation Committee identified opportunities to align compensation with competitive levels in conjunction with the Company’s merger with MainSource.  The following changes were approved for 2018:

•	The Compensation Committee approved increases to NEO base salaries that ranged from 0% to 4.8%. These increases will be effective immediately following the consummation of the merger with MainSource.

•
There were no changes from 2017 to 2018 to the short- or long-term incentive target percentages for the NEOs except for Mr. Gavigan whose short- and long term incentive targets were both increased from 40% to 50% and Mr. Stollings whose short-term incentive target was increased from 40% to 50%.  These increases will also be effective immediately following the consummation of the merger with MainSource.

•	A portion of long-term incentive awards to the NEOs and to certain other executives will continue to include a performance-based vesting feature.

•
For 2018, the Company’s STIP will be based on return on assets versus the peer group.  The performance level required to achieve a maximum payout of 200% was increased from the 75th percentile to the 90th percentile of the peer group.  A performance level at the 75th percentile will now result in a 150% payout.  One hundred percent of each NEO’s short-term incentive will be based on performance under this plan except for Mr. Dennen who will have 50% of his short-term incentive based on the Company’s STIP and 50% based on First Commercial Finance division’s pre-tax, pre-provision income (PTPPI) performance versus goal.

•
Business needs will again require Mr. Davis to spend a significant amount of time in Indianapolis as well as in the Company’s Cincinnati headquarters in 2018.  As a result, a taxable housing and mileage allowance of $25,000 was again approved for 2018 to compensate Mr. Davis as reimbursement for this travel.  Related travel expenses will not be considered deductible business travel expenses by the Company.

Compensation Philosophy and Objectives

Our Compensation Committee has identified the following guiding principles to best support the overall objectives of the executive compensation program and our business strategy.  Our executive compensation programs should:

•	Drive alignment between Company strategy, executive pay, and shareholder value creation

o	Create a clear line of sight between individual responsibilities and Company objectives

o	Provide transparency around corporate goals and objectives, measures, and performance outcomes

o	Incorporate simplicity, flexibility and discretion to reflect individual circumstances and changing business conditions/priorities

•	Pay for Performance

o	Align with market (peer) median for target performance and incorporate upside potential for top quartile performance

o	Differentiate pay based on performance, contribution, and value added

•	Attract, motivate, and retain key talent to deliver consistent long-term performance

o	Promote a competitive, balanced market-based total compensation package

o	Support internal equity through eligibility and target opportunities

•	Incorporate proper governance practices to prevent/mitigate inappropriate risk-taking by:

o	Encompassing a long-term focus with the ability to claw back compensation

o	Limiting upside potential via maximum payout ceilings

o	Including threshold requirement(s) before payout is made

o	Cross-functional plan design reviews and committee approval of final design and payouts

Elements and Mix of Compensation

To achieve the above-stated principles and objectives, the 2017 executive compensation program, as in prior years, consisted primarily of the following elements:

•	Base Salary. To competitively compensate for day-to-day contributions, skills, experience, and expertise.

•	Annual short-term incentive compensation. To motivate and share in the rewards of the current year’s results.

•	Long-term equity incentive compensation. To motivate and share in the rewards of sustained long-term results and value creation consisting of both time- and performance-based restricted stock.

•	Non-performance based benefits. To provide for the security and protection of executives and their families, including:

o	Employment agreements and change in control and severance agreements;

o	Retirement and other benefits; and

o	Certain perquisites and other personal benefits.

The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements.  Applying the Company’s core values and drawing upon the principles and philosophy discussed above, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, competitiveness, and compliance with all legal and regulatory guidelines.

The mix and the relative weighting of each compensation element reflect the competitive market and the Company’s compensation philosophy.  The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, as well as internal consistency.

Target compensation for each NEO is a mix of cash and long-term incentives.  A substantial portion of this mix is at risk and varies based on performance.  The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target.  If the Company performs well (based on internal objectives, as well as peer group comparison) and longer-term shareholder value increases, award levels are intended to be strong.  If the Company underperforms, award levels and values will be negatively impacted.

Below is a chart that reflects the mix of each element of target compensation as well as compensation at risk as percentages of target total compensation as of December 31, 2017.  Compensation at risk is comprised of short and long-term incentives.  Approximately 63% of our CEO’s and 48% of our other NEOs’ target compensation in 2017 was subject to performance and/or vesting requirements.

	Base Salary	Annual Short-Term Incentive	Long-Term Incentive	% of Total Compensation at Risk
CEO	37%	22%	41%	63%
Other NEOs (Average)	52%	21%	27%	48%

The 2017 Compensation Decision-Making Process

Three parties play an important role in establishing compensation levels for the Company’s executive officers: (i) the Compensation Committee, (ii) senior management, and (iii) outside advisors.  The sections that follow describe the role that each of these parties plays in the compensation-setting process, as well as other important factors that impact compensation decisions.

Role of the Compensation Committee.  The Compensation Committee has the authority to:

•	Review and approve the composition of the peer group companies used to assess the Company’s pay practices, target pay opportunities, and establish performance goals and objectives;

•
Approve the executive compensation plan design and target structure, including setting targets for incentives using management’s internal business plan, industry and market conditions and other factors;

•	Review the performance and compensation of the CEO and other NEOs, as well as other senior officers;

•	Determine the amount of, and approve, each element of total compensation paid to the NEOs, and determine the general elements of total compensation for other senior officers;

•	Review all components of compensation (both target and actuals) for the CEO and the other NEOs, including base salary, bonus, and long-term incentives; and

•	Define potential payments to executive officers under various termination events, including retirement, termination for cause and not for cause, and upon a change in control.

In determining the amount of NEO compensation each year, the Compensation Committee reviews competitive market data from the banking industry as a whole as well as peer group data.  It makes specific compensation decisions and awards based on such information, along with Company performance, individual performance and other circumstances as appropriate.

At meetings in early 2017, the Compensation Committee reviewed and considered corporate and individual performance, changes in NEO responsibilities, data regarding peer practices, and other factors.  In addition, the committee reviewed tally sheets prepared by management.  The tally sheets provide a comprehensive view of the Company’s payout to NEOs, including all components of compensation, benefits and perquisites.  (See also “Tally Sheets”).

At the annual meeting of shareholders in 2017, the Company’s 2016 executive compensation program received overwhelming shareholder approval with 95.7% of shareholder votes cast in favor of the Company’s “say on pay” resolution.  The committee carefully considers the substantial support that shareholders have consistently conveyed for our executive compensation program.  The committee has and will continue to consider the Company’s “say-on-pay” vote results when making future compensation decisions.

Role of Executive Management in Compensation Decisions for NEOs

Throughout the year, the Compensation Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company’s compensation programs and practices.  The CEO makes recommendations to the Compensation Committee as to the appropriate base salaries, annual cash incentive opportunities, and stock awards for the NEOs other than himself.  In making a recommendation for any executive officer who does not report directly to him, the CEO considers compensation recommendations made by the executive officer’s manager.

The Company’s Talent Management Department and other members of management assist the Compensation Committee in the administration of the Company’s executive compensation program and the Company’s overall benefits program.  Members of the Talent Management Department periodically make available to the Compensation Committee information regarding the value of prior long-term incentive grants and participation in the Company’s plans.  This information includes: (i) accumulated gains, both realized and unrealized, under restricted stock, stock options, and other equity grants; (ii) the cost of providing each perquisite; (iii) projected payments under the Company’s retirement plans; and (iv) aggregate amounts accumulated under nonqualified deferred compensation plans.  Management helps prepare the information, including the tally sheets, used by the Compensation Committee in making its decisions.

Management also provides the Compensation Committee with information regarding potential payments to the Company’s executive officers under various termination events, including both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit, which is sometimes called the “walk-away” amount.  Similar information is provided regarding the “Other Potential Post-Employment Payments” defined below.

In 2017, the CEO and the Chief Talent Management Officer attended Compensation Committee meetings, but were not present at executive sessions when matters related to them were being decided.  In addition, the Company’s Total Rewards Director attended committee meetings and participated in executive sessions of the committee.

In approving compensation for 2017, the Compensation Committee considered the CEO’s recommendations for the NEOs other than himself.  The Compensation Committee, in consultation with Willis Towers Watson, made its own determinations regarding the compensation for the CEO, which were then ratified and approved by the Board.

Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2017, the Compensation Committee retained Willis Towers Watson to provide general executive compensation consulting services to the committee and to support management’s need for advice and counsel.  Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate such consultant and engage other advisors.

The independent compensation consultant typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Compensation Committee.  The consultant provides data regarding market practices and works with management to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

Fees billed by Willis Towers Watson in 2017 for advice and services provided to the Compensation Committee were $212,306.

During 2017, Willis Towers Watson also provided services to the Company relating to non-executive compensation, including ad hoc compensation projects, retirement and pension plan administration, health benefits brokerage and actuarial services and related disclosure requirements.  Services provided to management and not the Compensation Committee were approved by management and not the Compensation Committee.  Fees billed by Willis Towers Watson in 2017 for additional services provided were $247,462.

Upon consideration of factors pursuant to NASDAQ compensation committee independence rules, the committee has concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the committee.  The committee’s conclusion was based on the following factors:

•
Executive compensation consulting services provided to the Compensation Committee and other consulting services provided to management were performed by separate and distinct divisions of Willis Towers Watson;

•	The Compensation Committee’s decision to engage Willis Towers Watson was independent of management’s engagement of Willis Towers Watson;

•	Total fees paid in 2017 to Willis Towers Watson were not material in the context of total revenues disclosed in Willis Towers Watson’s most recent annual report;

•
Willis Towers Watson has adopted and disclosed to the committee its executive compensation consulting protocols for client engagements and the committee believes these protocols provide reasonable indications that conflicts of interest will not arise;

•	Willis Towers Watson reports directly to the Compensation Committee Chair;

•	The Compensation Committee members and executive officers of the Company have no business or personal relationship with Willis Towers Watson; and

•	The Compensation Committee, in its discretion, determines whether to retain or terminate Willis Towers Watson.

Market Competitiveness

To ensure market competitiveness, Willis Towers Watson presents market pricing information from published surveys of financial services companies of approximately the same asset size.  Information from surveys representative of the broader general industry population are utilized to provide appropriate compensation data for positions that are not specific to the financial services/banking industry.

Willis Towers Watson also provides a customized proxy analysis of similarly sized publicly-traded financial services/banking organizations designated as the Company’s peer group.  Companies have historically been included in the Company’s peer group based on their relevance in terms of asset size (one-half to two times the asset size of the Company), business model, products, services and geographic location as compared to that of the Company, as well as those the Compensation Committee deems to be high performing financial institutions.  With data gathered from Willis Towers Watson and management, the Committee conducts its annual peer group review to assess the continued relevance of the individual peers.  As a result, for 2017, the Compensation Committee decided to make no changes to the peer group from 2016 with the exception of the removal of Talmer Bancorp due to acquisition activity.

The 2017 peer group consisted of the following 16 financial services companies:

1st Source Corp.	First Midwest Bancorp Inc.	Republic Bancorp Inc.

Chemical Financial Corp.	MB Financial Inc.	Trustmark Corporation

F.N.B Corp.	MainSource Financial Group	United Bancshares Inc.

First Busey Corp.	Old National Bancorp	WesBanco Inc.

First Commonwealth Financial	Park National Corporation

First Merchants Corp.	Pinnacle Financial Partners

The market review assists the committee in making executive compensation decisions that are consistent with the stated philosophy and objectives for executive compensation, especially those of attracting, retaining, and motivating our executive officers and paying for performance.  Willis Towers Watson also reviews competitive pay data for non-employee directors of companies in the peer group and advises the Compensation Committee on the market competitiveness paid to the Company’s non-employee directors.

Company Performance

Willis Towers Watson provides an annual pay for performance analysis using most recent proxy filings that compares the Company’s pay and performance versus the peer group.  This analysis demonstrates pay and performance in various perspectives to facilitate a broad assessment of how pay relates to performance.  The committee reviews and discusses this information typically in the latter half of the year and it serves as one of the other factors described herein that the committee considers when making pay decisions for the following year.

In determining payouts under the STIP, Company performance is also assessed across specific performance measures and a broader peer group (component companies of the KBW Regional Bank Index) as described under “2017 Short-term Incentive Plan Design and Payout.”  We believe our approach of reviewing pay and performance from multiple perspectives enables well-informed pay decisions both in terms of setting appropriate targets and determining the overall payout levels.

Evaluation for Excessive Risk in Compensation Programs

The following outlines the method by which the Company reviews and evaluates compensation programs, policies and procedures to prevent unnecessary and excessive risks that could threaten the value of the Company:

•	The Compensation Committee discusses annually the governance structure and management practices to effectively monitor and manage risks in compensation programs, policies and procedures;

•	To further mitigate risk, the Committee has responsibility for the design and evaluation of all executive compensation programs, including broad-based Short-term and Long-Term Incentive Plans; and

•
The Committee has responsibility to review and ratify the Company’s non-executive incentive compensation plans.  The Committee’s review of incentive compensation plans is supported by management processes aligned with the Guidance on Sound Incentive Compensation Policies adopted by banking regulators in 2010.  Incorporated into the management processes is a review, including a risk evaluation, of the components of the Company’s incentive plans by talent management, finance, and risk management personnel.

In light of the above reviews, the Company and the Compensation Committee have not identified any risks arising from the Company’s compensation programs, policies, and practices for the Company’s NEOs, or in general our associates, that are reasonably likely to have a material adverse effect on the Company.  It is both the committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.  In addition, the Compensation Committee has approved a Policy Regarding Recoupment of Incentive Compensation pursuant to which the Company may seek recoupment or forfeiture of all or any part of the incentive compensation paid or to be paid to senior management under certain circumstances.

Tally Sheets

When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, annual incentive bonus and equity grants for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior equity grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control or any severance arrangement.  Although tally sheets do not drive individual executive compensation decisions, the Compensation Committee uses tally sheets for several purposes.  First, it uses tally sheets as a reference so that committee members understand the total compensation being delivered to executives each year and over a multi-year period.  Second, tally sheets enable the Compensation Committee to validate its strategy of paying a substantial portion of executive compensation in the form of equity by showing amounts realized and unrealized by executives from prior equity grants.  In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the NEO’s benefits and perquisites.

Use of Discretion and Other Factors in Pay Decisions

The exercise of discretion by the Compensation Committee in determining the various elements of compensation is an important feature of the Company’s compensation philosophy.  Because the Company has always taken a long-term view, we use judgment and discretion rather than relying solely on formulaic results, and we do not reward executives for taking outsized risks that produce short-term results.  Therefore, the Company believes it is important that the Compensation Committee have sufficient flexibility to respond to: (i) the Company’s unique circumstances; (ii) prevailing market trends; (iii) the rapidly evolving financial and regulatory environment in which the Company operates; (iv) the Company’s use of cross-functioning of executive assignments and cross-training as a matter of executive development and succession planning; and (v) risk management objectives.  The Company also believes it is in the best interest of the Company and its shareholders that the Compensation Committee have sufficient discretion to recognize and reward extraordinary individual performance in non-financial areas that may or may not directly affect the Company’s achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of shareholder value.

Section 162(m)

The Compensation Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which for 2017 provide that no deduction is allowed for applicable employee remuneration paid by a publicly-held corporation to its CEO or any of its other three highest paid officers, excluding the principal financial officer, to the extent that the remuneration paid to such employees exceeds $1.0 million for the applicable taxable year, unless certain conditions are met.  Prior to tax law changes enacted in December 2017, compensation pursuant to certain stock option plans and other performance-based compensation could be excluded from the $1.0 million limit under Section 162(m).  While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.  The Company believes that shareholders’ interests are best served if the Compensation Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.  Neither First Financial nor any of its subsidiaries currently has a policy requiring that compensation paid to a covered officer be deductible under Section 162(m).  The Board, however, does consider the after-tax cost and value to First Financial and its subsidiaries of all compensation.

For 2017, it is the Company’s position that stock options awarded under its stock option plans will not count toward the Section 162(m) limit.  Restricted stock grants that are not performance based are not, however, treated as exempt from the calculation.  Furthermore, amounts previously deferred by executives under the Deferred Compensation Plan will not count toward the Section 162(m) limit.

The Company believes that qualifying awards made under the STIP after 2012 and before 2019 do not count toward the Section 162(m) limit.  Also, it is anticipated that a portion of the performance-based long-term incentive awards made to the CEO and other NEOs as described in “2017 Long-Term Plan Design and Awards” will qualify as deductible under Section 162(m), thus reducing the amount of foregone deductions in the future.

In 2017, the Company paid an aggregate of approximately $483,873 in compensation to its NEOs in excess of the applicable individual deduction limits under Section 162(m) of the Code (all of which was paid to the CEO), thereby foregoing approximately $169,356 in aggregate tax deductions related to NEO compensation, calculated at a 35% corporate tax rate as in effect for 2017.  Based on the Company’s 2017 income before taxes of approximately $116 million, the amount of deduction lost represents approximately 0.15% of such income.  While the Compensation Committee believes the tax-deductibility of executive compensation is important, it was outweighed for 2017 executive compensation purposes by the critical importance to the Company’s future success to provide competitive pay.

In accordance with recent changes to Code, it is anticipated that, effective for 2018, awards made under the STIP and LTIP will no longer be exempt from the Section 162(m) limit.  However awards made under written, binding contracts in place prior to November 2, 2017 and not subsequently materially modified will continue to be eligible for exemption consideration.

Summary Compensation Table

The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, (iii) the three most highly compensated executive officers, other than the CEO and the Chief Financial Officer, who were serving as executive officers at the end of 2017, and (iv) C. Douglas Lefferson and Jill A. Stanton, who each served as executive officers through September 30, 2017 and August 31, 2017, respectively, and would have been included in the group described in clause (iii) if they had been executive officers as of the end of 2017.

Year	Salary[1]	Bonus[2]	Stock Awards[3]	Non- Equity Incentive Plan Compen- sation[4]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[5,6]	All Other Compensation[7]	Total
Claude E. Davis, Chief Executive Officer
2017	$773,416	$100	$1,105,364	$464,278	$204,989	$126,913	$2,675,061
2016	$750,889	$0	$938,769	$450,689	$143,332	$119,392	$2,403,071
2015	$756,370	$0	$805,532	$453,822	$78,509	$87,550	$2,181,783
John M. Gavigan,[8] Senior Vice Pres., Chief Financial Officer
2017	$291,577	$100	$183,193	$117,000	$23,456	$6,916	$622,242
2016	$242,135	$0	$91,202	$72,712	$15,536	$5,647	$427,232
2015	$235,906	$0	$67,524	$70,772	$17,264	$5,109	$396,575
Anthony M. Stollings, President, Chief Banking Officer
2017	$399,900	$100	$287,314	$160,039	$41,281	$27,298	$915,932
2016	$385,385	$0	$232,358	$154,295	$34,585	$21,323	$827,946
2015	$368,075	$50	$180,018	$147,230	$31,474	$21,383	$748,230
Richard S. Dennen[9], President, Commercial Finance
2017	$399,900	$100	$277,620	$160,039	$31,550	$34,640	$903,849
2016	$388,462	$0	$239,402	$155,432	$24,361	$11,585	$819,242
2015	$146,154	$0	$1,444,500	$99,750	$0	$67,222	$1,757,626
Bradley J. Ringwald, President, Community Banking
2017	$308,462	$100	$221,683	$123,452	$29,641	$9,711	$693,049
C. Douglas Lefferson, Former Chief Credit Officer[10]
2017	$296,693	$250	$266,018	$0	$155,770	$1,102,378	1,821,109
2016	$378,615	$0	$302,694	$151,489	$95,691	$23,068	$951,557
2015	$383,347	$0	$259,709	$153,339	$16,354	$30,048	$842,797
Jill A. Stanton, Former President, Mortgage Banking[10]
2017	$194,373	$0	$129,015	$0	$24,908	$760,541	$1,108,838

1 The dollar value of base salary earned during the fiscal year.

2 The dollar value of bonus (cash and non-cash) earned during the fiscal year.  For 2017, represents a bank-wide holiday bonus provided to all associates for Messrs. Davis, Gavigan, Stollings and Ringwald and a retirement gift for Mr. Lefferson. For 2015, the bonus for Mr. Stollings represents a referral incentive.

3 Includes long-term restricted stock incentive amounts both time- and performance-based awarded during the year shown.  In 2017, for Messrs. Davis, Gavigan, Stollings, Dennen and Ringwald and in 2016 for all NEOs, also includes portion of short-term incentive payout above 100% that was awarded in immediately vested restricted stock with a three-year holding period.  Our accounting for employee stock-based incentives granted during the years ended December 31, 2017, 2016, and 2015, is in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation is described in Note 18—Stock Options and Awards” to the Company’s consolidated financial statements in the 2017 Annual Report at page 84 (generally multiplying the number of restricted shares granted by the NASDAQ closing price per share on the grant date).  These amounts do not reflect the actual value that may be realized by the NEOs.  Depending on our stock performance, the actual value may be more or less than the amount shown or zero.  For actual value received in 2017 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy.  See also “Outstanding Equity Awards at Fiscal Year End.”

4 The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (Short-Term Incentive Plan).  In 2017 (except for Mr. Lefferson and Ms. Stanton) and 2016 for all NEOs, the amount above 100% of target was paid in immediately vested restricted stock with a three-year holding period and is reported in the Stock Awards column.

5 The amounts in this column represent the annual net increase in the present value of accumulated benefits under the SERP and the Pension Plan for the years ended December 31, 2017, 2016, and 2015 (the measurement date for reporting purposes of these plans in the Company’s Annual Report on Form 10-K) with respect to our NEOs.  No NEO participated in a plan with above-market earnings.  The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Annual Report on Form 10-K for each year, with no reduction for mortality risk before age 65.  See also the “Pension Benefits Table” and related narrative for a detailed explanation of the terms of the Pension Plan and SERP

6 For Mr. Davis only, 2017 amounts include nonqualified deferred compensation earnings of $31,376 and Supplemental Savings Plan earnings of $36,390.  2016 amounts include nonqualified deferred compensation earnings of $21,250 and Supplemental Savings Plan earnings of $26,869.  For 2015, Mr. Davis' nonqualified deferred compensation earnings were $2,395 and earnings under the Supplemental Savings Plan were a negative $1,392 and is included as $0 for purposes of the Summary Compensation Table.  Please refer to the Nonqualified Deferred Compensation Earnings table and related narrative for a detailed explanation of these items.

7 All other compensation for the year that could not properly be reported in any other column.  The specific elements are discussed below.  The “Other” category includes (where applicable): taxable benefits for health savings accounts, long-term disability gross-up, severance, and company paid benefits.

8 Mr. Gavigan became Chief Financial Officer effective December 1, 2014. He received a base salary increase on March 13, 2015 that was retroactive to the date of his appointment as Chief Financial Officer.  Of the amount shown for him for 2015, $5,184 was retroactive pay for 2014.

9 Mr. Dennen joined First Financial as a result of the acquisition of Oak Street Funding by First Financial Bank.  Amounts reported in this table for 2015 include compensation paid to Mr. Dennen since the close of the acquisition on August 14, 2015.

10 Mr. Lefferson and Ms. Stanton served as executive officers of the Company through September 30, 2017 and August 31, 2017, respectively.  Compensation reported in this table includes compensation paid to them in all capacities in 2017 including amounts accrued in 2017 for severance payable after December 31, 2017.

	Imputed Income Life Insurance	Accrued Dividends Paid on Vested Restricted Stock	Other	Total
2017
Davis[1]	$10,590	$75,916	$40,408	$126,913
Gavigan	$577	$3,524	$2,815	$6,916
Stollings	$9,313	$14,715	$3,270	$27,298
Dennen	$1,573	$30,989	$2,078	$34,640
Ringwald	$1,161	$6,235	$2,315	$9,711
Lefferson[2]	$3,203	$21,936	$1,077,239	$1,102,378
Stanton[3]	$1,778	$10,473	$748,291	$760,541
2016
Davis[1]	$8,912	$66,779	$43,701	$119,392
Gavigan	$470	$3,091	$2,086	$5,647
Lefferson	$2,757	$18,005	$2,306	$23,068
Stollings	$7,489	$11,083	$2,751	$21,323
Dennen	$1,560	$7,999	$2,026	$11,585
2015
Davis[1]	$7,562	$64,473	$15,515	$87,550
Gavigan	$408	$3,175	$1,526	$5,109
Lefferson	$2,442	$25,908	$1,698	$30,048
Stollings	$6,202	$13,573	$1,608	$21,383
Dennen[4]	$270	$0	$66,952	$67,222

1 For 2017, amount includes $12,560 in organizational dues and memberships, a $1,000 Company-provided health savings account contribution, $598 for additional parking benefit, $1,250 for the executive long-term disability benefit (including a tax gross-up), and a taxable housing and mileage allowance of $25,000 to compensate Mr. Davis for business-related travel which will not be considered deductible business travel expenses by the Company.  For 2016, amount includes $16,370 in organizational dues and memberships, a $500 Company-provided health savings account contribution, $594 for additional parking benefit, $1,237 for the executive long-term disability benefit (including a tax gross-up), and a taxable housing and mileage allowance of $25,000.  For 2015, amount includes $10,410 in organizational dues and memberships, a $500 Company-provided health savings account contribution, $3,406 for a taxable housing allowance, $598 for additional parking benefit and $601 for the executive long-term disability benefit (including a tax gross-up).

2 For 2017, amount includes $1,076,395 in severance benefits paid or accrued in 2017, $384 for the Company-provided health savings account contribution, and $460 for additional parking benefit.

3 For 2017, amount includes $747,599 in severance benefits paid or accrued in 2017 and $692 for the Company-provided health savings account contribution.

4 Amount in "Other" includes $66,952 paid to Mr. Dennen under the Oak Street Funding LLC Nonqualified Deferred Compensation Plan that was terminated on August 13, 2015 in connection with the acquisition of Oak Street by First Financial Bank.

CEO Pay Ratio

Mr. Davis’ 2017 annual total compensation was $2,675,061 as reflected in the Summary Compensation table.  Our median employee's1 2017 annual total compensation was $52,953.  As a result, the ratio of Mr. Davis's annual total compensation to our median employee's annual total compensation was 51:1.

Executive Compensation

2017 Compensation Decisions for Named Executives

Annual Base Salary Decisions.  Base salaries for our NEOs reflect their role and value to the Company.  Base salaries are reviewed annually and adjusted as appropriate to reflect each NEO’s performance, contribution, and experience as well as relative position to the market and each other.  Base salary levels are a foundational component of compensation since several elements of compensation are linked to this core element (e.g., cash and stock incentives).  At lower executive levels, base salaries represent the largest portion of total compensation, but at senior executive levels such fixed compensation is progressively replaced by compensation that is “at risk” and that varies based on performance outcomes.

The Compensation Committee sets base salaries for NEOs by utilizing published survey data that is position specific.  In addition, the committee, to the extent available, will supplement the survey data with proxy information on base salaries paid by the peer group to executive officers with comparable positions.  The committee will also allow for recognition of each executive’s role, contribution, performance and experience.  The Compensation Committee annually reviews base salaries and has increased them as necessary to address competitive increases or to reflect increases in a particular NEO’s responsibilities.  In March 2017, consistent with Company-wide merit practices, base salary increases for the NEOs were approximately 0% to 3.3%, except for Mr. Gavigan whose base salary increase was 22% to align pay with the market, performance and progression in the role of CFO since his promotion in December 2014.

Target Compensation Structure Changes.  Target compensation levels for our NEOs are set at the beginning of each fiscal year by the Compensation Committee taking into consideration such factors as the board-approved compensation philosophy, program objectives, relevant market data, individual performance and the scope and responsibility of each individual.  In general, pay opportunities are targeted at market median levels, with actual compensation realized being higher or lower as determined by overall performance of the Company.

On March 7, 2017, the Compensation Committee established 2017 target compensation levels for its senior executives, including the NEOs.  Short- and long-term incentive targets remained unchanged from 2016, except for Mr. Gavigan whose short- and long-term incentive targets both increased from 30% to 40%.

1 For purposes of identifying the median employee, an employee roster as of November 1, 2017 was used to determine the employee population.  Gross wages from 2017 were used as the compensation measure.  Wages were annualized for those employees who were not employed for the full year of 2017, and also for those employees who were on an unpaid leave of absence during 2017.  The median employee was selected from the annualized roster.  The roster included 1,372 employees, approximately 9% of whom were scheduled to work less than 40 hours per week.

The Compensation Committee believes the 2017 target compensation decisions provided reasonable target pay opportunities in relation to pay offered for comparable positions by financial services companies included in our peer group.

2017 STIP Design and Payout

Overview.  Short-term incentives serve as a key mechanism to vary pay levels according to Company-wide short-term performance, thereby linking executive financial rewards to value delivered to our shareholders.  Such incentives are earned and paid annually but only after established threshold corporate performance levels are achieved.  To underscore the importance of creating value for our shareholders, payouts under the Company’s STIP are based entirely on corporate, rather than individual, performance.  This approach also suggests that the collective individual performance will result in improved business performance and favorably impact shareholder value.

Targets.  As mentioned above, target annual short-term incentive opportunities are established by the Compensation Committee early in the year and are intended to approximate market median levels for similarly-positioned roles.  Target award opportunities are expressed as a percentage of actual base salary paid for the performance year for all participants (minimum of 3%).  Actual awards may range from 0% to a maximum of 200% of the target award opportunity based on financial, risk management, and other considerations.  The NEO target levels were as follows for the 2017 plan year:

	2017 Target STIP % of Base	2017 Target Payout @ 100% Target[1]
Claude E. Davis	60%	$466,138
John M. Gavigan	40%	$120,000
Anthony M. Stollings	40%	$160,680
Richard S. Dennen	40%	$160,680
Bradley J. Ringwald	40%	$124,000
C. Douglas Lefferson	40%	Not applicable
Jill A. Stanton	40%	Not applicable

1 100% target payout amounts shown are based on salary effective as of 12/31/2017.  Actual payout values are derived from base pay earned throughout 2017 rather than the base salary in effect on 12/31/2017.  Mr. Lefferson and Ms. Stanton were not eligible for a payment under the STIP as a result of their terminations in 2017.

Performance Measures.  Performance measures and their relative weightings are selected and approved by the Compensation Committee based on their relevance as key, balanced measures that drive shareholder value creation and align with the Company’s internal, board-approved business plan.  Performance is measured over a 12-month period for all participants (including the NEOs).  For 2017, the Compensation Committee set the following parameters:

Financial and Operating Performance Measures (equally weighted):

•	Return on assets (ROA) relative to peers:

The Company’s ROA performance for the year is compared against peers in the KBW Regional Bank Index.  This index is made up of approximately 50 regional banks (excluding the Company, which is a component company of the index) located throughout the country that are generally within an asset and market capitalization range comparable to the Company.  This peer group is broader than the peer group established for compensation competitive assessment purposes as previously described.

•	Net income goal attainment:

The Company’s actual net income achieved at the end of the year is compared to the net income target established by the Company for the year.

Enterprise Risk Management Performance.  This category applies only to senior management (including NEOs) participants.  Performance and results are assessed against ERM objectives to determine whether the payout factor as calculated for financial performance should be adjusted downward.  A risk management performance modifier is available to the Compensation Committee as a discretionary tool to make a downward adjustment to the payout in the event of a material risk management failure or a material error that results in financial restatement.  The committee did not identify any risk management failures or financial errors that would indicate a reduction in the payout level for the 2017 STIP was warranted.

Other Considerations.  The Compensation Committee has discretion to adjust the formulaically calculated payout for performance in non-financial areas that may or may not directly affect the Company’s achievement of specific financial metrics for a particular year, but are nevertheless important to the enhancement of shareholder value.  The Committee exercised this discretion in 2017 to adjust for non-operating, nonrecurring items, including but not limited to severance and one-time items related to the merger with MainSource and the 2017 Tax Reform Act.  The severance and one-time related merger expenses were considered important to enhancing future shareholder value that should not negatively impact our employees, while the impact of the Tax Reform Act may have inflated results for reasons other than actual performance.

Payout Calculation.

ROA performance must be equal to or greater than the 25th percentile of the peer group to generate a payout for the ROA component.  The actual ROA component payout is interpolated with a maximum payout of 200% of the target award opportunity for performance at or above the top quartile (75th percentile) of the peer group.

A threshold portion of the net income goal must be achieved in order to generate a payout under this component.  The actual net income component payout is interpolated with a maximum payout of 200% of the target award opportunity for exceeding the net income goal.

In total and for each participant, the STIP payout may not exceed 200% of the target award opportunity.

Earnings per diluted common share greater than $0 must be achieved before any payout will be made under the STIP.

Payout Method.  Incentive payments under the STIP are paid in cash to eligible participants with the exception of payouts above 100% of target to senior executive officers (including NEOs) which are delivered in stock that is subject to a three-year holding period.

2017 STIP Performance Results

Payout for NEOs.  As mentioned earlier, the Compensation Committee approved a payout under the Company’s STIP for 2017 of 154% of the target opportunity for all NEOs except for Mr. Dennen who had 50% of his short-term incentive based on the Company’s STIP and 50% based on pre-tax, pre-provision income performance of Oak Street Funding resulting in a payout of 147.9% of target.

The Company’s final 2017 results for each STIP component are set forth below.

2017 STIP Results
	FFBC Results (%)	Peer Median (%)	FFBC Percentile Rank versus Peers	Payout Multiple (%)	Approved Payout
Return on Assets versus Peers[1]	1.15	1.03	66	148.9	154% of Target
Net Income Percent of Goal Attainment	109.9	N/A	N/A	159.2

1 Peer performance reflects data for the twelve months ending September 30, 2017.  Company performance based on 12 month GAAP (adjusted) actuals ending December 31, 2017.  Information concerning the reconciliation of non-GAAP information is provided in Annex A.

2017 STIP Results (Mr. Dennen Only)
	Results (%)	Payout Multiple (%)	Weight (%)	Approved Weighted Payout
Oak Street Funding Pre-Tax Pre-Provision Income Percent of Goal Attainment	110.5	141.9	50	147.9% of Target
2017 Company STIP	(see above chart)	154	50

Final Payout.  The table below sets forth the STIP payouts to our NEOs for 2017.

	2017 Target STIP % of Base	2017 Target Payout @ 100% Target[1,2]	2017 STIP Performance Payout Percent	Actual Results Total Value of Payout[1,3]
Claude E. Davis	60%	$466,138	154.0%	$715,014
John M. Gavigan	40%	$120,000	154.0%	$180,182
Anthony M. Stollings	40%	$160,680	154.0%	$246,474
Richard S. Dennen	40%	$160,680	147.9%	$236,780
Bradley J. Ringwald	40%	$124,000	154.0%	$190,124
C. Douglas Lefferson	40%	Not Applicable	Not applicable	Not applicable
Jill A. Stanton	40%	Not Applicable	Not applicable	Not applicable

1 100% target payout amounts shown are based on salary effective as of 12/31/2017.  Actual payout values are derived from base pay earned throughout 2017 rather than the base salary in effect on 12/31/2017.  Mr. Lefferson and Ms. Stanton were not eligible for a payment under the STIP as a result of their terminations in 2017.

2 50% of Mr. Dennen's payout was based on the Company’s STIP and 50% was based on pre-tax, pre-provision income performance of Oak Street Funding resulting in a payout of 147.9% of target.

3 The NEO STIP payouts described above were awarded as cash except for the amounts above 100% of target which were awarded in shares of Company stock with a three-year holding requirement on February 16, 2018.  See “Grants of Plan-Based Awards.” The table below sets forth the STIP amounts awarded as cash and stock for 2017.

	Total Value of Payout	Amount Paid in Cash	Amount Paid in Stock
Claude E. Davis	$715,014	$464,278	$250,735
John M. Gavigan	$180,182	$117,000	$63,182
Anthony M. Stollings	$246,474	$160,039	$86,435
Richard S. Dennen	$236,780	$160,039	$76,741
Bradley J. Ringwald	$190,124	$123,452	$66,672
C. Douglas Lefferson	Not applicable	Not applicable	Not applicable
Jill A. Stanton	Not applicable	Not applicable	Not applicable

2017 Long-Term Incentive Plan (LTIP) Design and Awards

The LTIP is designed for the Company’s top leaders who have a direct and measurable impact on the long-term performance of the Company.  In addition to base pay and short-term incentive opportunities, the LTIP is a key component of the total compensation package to attract, motivate and retain top professionals in the organization and serves to align management and shareholder interests through stock incentives linked to the long-term success of the Company and increased shareholder value.  The LTIP is the only plan available for new grants of stock-based long-term incentive compensation to eligible associates, including the NEOs.

Senior managers and key sales executives of the Company are eligible to participate in the LTIP.  Actual participation is determined annually and is at the discretion and approval of management, the CEO, and the Compensation Committee.

LTIP Targets.  In March 2017, the Committee reviewed target compensation levels in the context of relative performance versus peers as well as survey and peer proxy data.  The following chart summarizes NEO LTIP target amounts for 2017:

	Grant Date	Total Number of Shares Granted	Grant Date Fair Value[1]	Shares of Time- based Restricted Stock Granted[2]	Shares of Performance- based Restricted Stock Granted[2]
Claude E. Davis	3/7/2017	31,134	$854,628	15,567	15,567
John M. Gavigan	3/7/2017	4,372	$120,011	3,279	1,093
Anthony M. Stollings	3/7/2017	7,318	$200,879	5,488	1,830
Richard S. Dennen	3/7/2017	7,318	$200,879	5,488	1,830
Bradley J. Ringwald	3/7/2017	5,647	$155,010	4,235	1,412
C. Douglas Lefferson	3/7/2017	9,691	$266,018	7,268	2,423
Jill A. Stanton	3/7/2017	4,700	$129,015	4,700	0

1 This is the amount reported in the Grants of Plan-Based Awards table, below (based on a stock price of $27.45 per share as of March 7, 2017).

2 Mr. Davis' long-term incentive award was divided 50% time-based restricted stock and 50% performance-based restricted stock.  Messrs. Gavigan, Stollings, Dennen, Ringwald and Lefferson’s long-term incentive awards were divided 75% time-based restricted stock and 25% performance-based restricted stock.

Restricted Stock Awards.  In connection with its annual review of executive salaries, historically the Compensation Committee has granted stock awards in the beginning of each fiscal year.  The stock awards in recent years have primarily been in the form of restricted stock awards with a three-year vesting period to satisfy the retention goals for granting the awards and to align executive interests with those of the shareholders.  Dividends paid on restricted stock are held in escrow and not paid until the restrictions lapse and the stock is fully vested.

Performance-Based Restricted Stock Awards.  Performance-based restricted stock vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets).  The award is structured such that at the end of the three-year performance period:

•	No portion of the award may vest if performance against peers in the KBW Regional Bank Index is below the 25th percentile.

•	Above median performance (60th percentile versus peers) must be achieved in order for 100% of the award to vest.

•	The award has limited upside potential. The maximum payout is capped at 120% of the initial award amount for performance at or above the 75th percentile.

Mix of Awards.  The following chart summarizes the mix of award types granted to the NEOs in 2017:

	Portion of LTIP Awarded as Performance Based Restricted Stock	Portion of LTIP Awarded as Time Based Restricted Stock
Claude E. Davis	50%	50%
John M. Gavigan	25%	75%
Anthony M. Stollings	25%	75%
Richard S. Dennen	25%	75%
Bradley J. Ringwald	25%	75%
C. Douglas Lefferson	25%	75%
Jill A. Stanton	0%	100%

Additional information about the long-term incentive grants can be found in the Summary Compensation Table and following tables and footnotes, as well as the narrative following these tables.

Pay for Performance Compared to KBW Regional Bank Index

The following charts illustrate how the CEO’s compensation, over the past four years (as shown in the Summary Compensation Table) compares to the Company’s performance in Return on Assets, EPS Growth Rate and Efficiency Ratio over the same period as well as to KBW Regional Bank Index median performance.

•	The Company’s return on assets was consistent with or better than the median performance of the peer group during 2014 through 2017, while CEO compensation declined in 2015.

•
CEO pay increases from 2014-2017 were consistent with (i) a significant increase in the Company’s earnings per share in 2014 and (ii) shareholder returns that exceeded the median return of companies in the KBW Regional Bank Index.

•	During the period from 2014 thru 2017, the Company’s efficiency ratio has been generally consistent with or better than the median level of the companies in the KBW Regional Bank Index.

Information concerning the reconciliation of non-GAAP information included in the following charts is provided in Annex A.

CEO Pay versus Return on Assets

Return on Assets (%)
CEO Summary Compensation Table Pay ($) in Thousands
$2,240
$2,182
$2,403
$2,675
1.04%
1.03%
0.96%
1.04%
1.00%
1.00%
1.08%
1.07%
0.98%
1.15%
1.12%
0.98%
2014
2015
2016
2017
KBW Regional Bank Index Median
First Financial
First Financial-Adjusted*
CEO SCT Pay

CEO Pay versus Earnings per Share Growth

Annual Earnings per Share Growth (%)
CEO Summary Compensation Table Pay ($) in Thousands
$2,240
$2,182
$2,403
$2,675
31.33%
2.46%
7.96%
11.01%
5.04%
3.51%
18.18%
14.55%
5.56%
11.19%
9.09%
1.06%
2014
2015
2016
2017
KBW Regional Bank Index Median
First Financial
First Financial-Adjusted*
CEO SCT Pay

CEO Pay versus Efficiency Ratio

Efficiency Ratio (%)
CEO Summary Compensation Table Pay ($) in Thousands
$2,240
$2,182
$2,403
$2,675
64.51%
60.63%
61.24%
58.95%
58.50%
62.97%
58.55%
56.15%
2014
2015
2016
2017
KBW Regional Bank Index Median
First Financial-Adjusted*
CEO SCT Pay

Total Shareholder Return Performance.  The following graph compares the cumulative return to shareholders of the Company with that of companies that comprise the NASDAQ Composite Index and KBW Regional Bank Index (which are peers under the Company’s STIP) over one, three, five, seven and ten year periods.  The Company’s long-term cumulative 10-year return has significantly outpaced the returns of KBW peers and the NASDAQ Composite.

Executive Benefits and Perquisites

Benefits.  Executives can participate in group medical and life insurance programs, a 401(k) plan with a discretionary performance-based contribution by the Company, and a pension plan which are generally available to all of our associates on a non-discriminatory basis.  The benefits serve to protect executives and their families against financial risks associated with illness, disability, and death and provide financial security during retirement through a combination of personal savings and Company contributions, taking advantage of tax-deferral opportunities where permitted.  Our NEOs are also participants in a life insurance program that insures them for two to three times their base salary.

Executive Benefits.  NEOs are eligible for the Supplemental Executive Retirement Plan (“SERP”).  The SERP is designed to make up for pension allocations limited by the IRS for highly compensated individuals, so that our NEOs receive the same percentage of compensation funded for retirement as all other associates.  See “Executive Supplemental Retirement Plan.”

Mr. Davis is a party to an Executive Supplemental Savings Agreement (SSA) which was designed to supplement his 401(k) plan benefits above the IRS statutory limits.  Since January 1, 2014, no additional credits have been provided to Mr. Davis under the SSA.  See “Executive Supplemental Savings Agreement.”  Additionally Mr. Davis is the only NEO that in the past has utilized the deferred compensation plan.  See “Nonqualified Deferred Compensation.”

Other Guidelines and Procedures Affecting Executive Compensation

Section 280G.  Since January 1, 2011, we have not provided for a 280G gross-up to our NEOs.

Stock-Based Compensation—Procedures Regarding Timing and Pricing of Grants.  Our policy is to make grants of equity-based compensation only at current market prices.  We have not granted options since 2008.   At that time we set the exercise price of stock options at the closing stock price on the date of grant, and did not grant “in-the-money” options or options with exercise prices below market value on the date of grant.  Absent special circumstances, it is our policy to make the majority of equity grants at a regularly scheduled meeting of our Compensation Committee.  However, we may make a small percentage of grants at other times throughout the year, generally once per quarter, in connection with exceptional circumstances, such as the hiring or promotion of an executive officer, special retention circumstances, or merger and acquisition activity.

We try to make equity-based grants at times when they will not be influenced by scheduled releases of information.  Grants of equity-based awards primarily have grant dates corresponding to regularly scheduled meetings of the Compensation Committee in the early part of the fiscal year.  For 2017, we chose the March meeting of the Committee.  This date allowed time for performance reviews following the determination of corporate financial performance for the previous year.  We seek to make grants when our financial results have already become public, and when there is little potential for abuse of material non-public information in connection with equity-based grants.  We believe we minimize the influence of our disclosures of non-public information on the long-term incentives by selecting meeting dates well in advance which fall several days or weeks after we report our financial results, and by setting the initial vesting periods at least one year from the date of grant.  We follow the same procedures regarding the timing of grants to our NEOs as we do for all other participants.

Clawbacks.  The Committee has approved the Policy Regarding Recoupment of Incentive Compensation pursuant to which the Company may seek recoupment of all or part of any incentive compensation paid, or forfeiture of all or part of any incentive compensation to be paid, to senior management in the event:

•
The officer’s misconduct or negligence has resulted in the Company being required to restate its financial statements filed with the U.S. Securities and Exchange Commission due to material noncompliance with any financial reporting requirement.

•	An incentive compensation award was based on materially inaccurate data resulting from an officer’s fraud, willful misconduct, or gross negligence.

•
The incentive compensation paid or to be paid is related to willful misconduct or gross negligence that either has had, or could reasonably be expected to have, a significant adverse reputational or economic impact on the Company (regardless of financial restatement).

•	The Company becomes subject to any statute, regulation or other government direction that, in the opinion of legal counsel, requires the return of the incentive compensation paid to an officer.

This policy applies to all executive officers (including the NEOs) and all officers holding the title of senior vice president or higher (or equivalent positions).  The policy will apply to all incentive compensation paid or received during three years prior to any event as described above

Share Ownership Requirements.  The Company maintains a share ownership requirement for its CEO equal to the lesser of five times base pay or 250,000 shares.  The CEO is currently in compliance with this requirement.

The share ownership requirement for the other NEOs and other executives is the lesser of two times base salary or 75,000 shares.  The timeframe for executives to comply with this requirement is two years or within five years of being first appointed to a role with share ownership guidelines.  All NEO’s are currently in compliance with this requirement except for Mr. Gavigan, who has until February 2020 to comply.

Share Retention Guidelines.  NEOs and other executives must retain 100% of shares acquired through exercises or vestings until their share ownership guidelines are met.  While the Company has not granted options since 2008, any associates receiving options, including our NEOs, are required to hold the shares received upon the exercise of options for a period of one year after the exercise of the option.

Hedging or Pledging.  The Company considers it improper and inappropriate for insiders to engage in short-term or speculative transactions in the Company's securities.  It therefore is the Company's policy that such individuals may not engage in hedging or pledging transactions, unless otherwise in compliance with the pre-clearance and approval requirements as set forth in the Company’s Insider Trading Policy.

Grants of Plan-Based Awards

The following table shows all individual grants of plan-based awards to the NEOs of the Company during the fiscal year ended December 31, 2017.  Total value is computed utilizing the grant date market value for restricted stock awards.  There were no stock options awarded in 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plans[1,2]			All Other Stock Award: No. of Shares	Grant Date Fair Value of Stock and
Grant Date	Award Type	Threshold	Target	Maximum	of Stock or Units[3]	Options Awards ($)
Claude E. Davis
n/a	STIP	$0	$466,138	$932,276
3/7/2017	Restricted Stock				15,567	427,314
3/7/2017	Performance Stock				15,567	427,314
2/16/2018	Restricted Stock				8,691	250,735

John M. Gavigan
n/a	STIP	$0	$120,000	$240,000
3/7/2017	Restricted Stock				3,279	90,009
3/7/2017	Performance Stock				1,093	30,003
2/16/2018	Restricted Stock				2,190	63,812

Anthony M. Stollings
n/a	STIP	$0	$160,680	$321,360
3/7/2017	Restricted Stock				5,488	150,646
3/7/2017	Performance Stock				1,830	50,234
2/16/2018	Restricted Stock				2,996	86,435

Richard S. Dennen
n/a	STIP	$0	$160,680	$321,360
3/7/2017	Restricted Stock				5,488	150,646
3/7/2017	Performance Stock				1,830	50,234
2/16/2018	Restricted Stock				2,660	76,741

Bradley J. Ringwald
n/a	STIP	$0	$124,000	$248,000
3/7/2017	Restricted Stock				4,235	116,251
3/7/2017	Performance Stock				1,412	38,759
2/16/2018	Restricted Stock				2,311	66,672

C. Douglas Lefferson
n/a	STIP	$0	$152,000	$304,000
3/7/2017	Restricted Stock				7,268	199,507
3/7/2017	Performance Stock				2,423	66,511

Jill A. Stanton
n/a	STIP	$0	$106,296	$212,592
3/7/2017	Restricted Stock				4,700	129,015

1 Cash payouts equal to 100% of target under the 2017 Short-Term Incentive Plan (STIP) were made on February 16, 2018, for all NEOs except Mr. Lefferson and Ms. Stanton who were no longer employed by the Company.  Amounts above 100% of target were awarded as immediately vested restricted stock on February 16, 2018 reflected in the above table.  Such shares were awarded with a three-year holding period requirement.  See "2017 STIP Design and Payout."

2 The amounts of the estimated future payouts under the non-equity incentive plans column represent the opportunities in the event the Company meets certain targets pursuant to the terms of the Short-term Incentive Plan.  See "2017 Short-term Incentive Plan Design and Payout."

3 Restricted shares awarded on March 7, 2017 vest annually over a three-year period.  The closing price of the Company’s common shares on the date of grant was $27.45 (March 7, 2017).  50% of Mr. Davis’ 2017 long-term-incentive award (15,567 shares) and 25% of the long-term incentive awards for Messrs. Gavigan, Stollings, Dennen, Ringwald, and Lefferson (1,093 shares, 1,830 shares, 1,830 shares, 1,412 shares, and 2,423 shares respectively) was comprised of performance-based restricted stock that vests after three years only upon the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets.)  Depending on the performance level achieved, the maximum award that may be earned for these performance-based restricted shares is 120% of the initial shares awarded. See “Performance Based Restricted Stock Awards” for more details.  Dividends paid on both types of stock shares are held in escrow until such shares vest. Restricted shares awarded on February 16, 2018 were immediately vested with a three-year holding period requirement as part of the STIP.  See "2017 STIP Design and Payout."

Outstanding Equity Awards at Fiscal Year End

The following table represents restricted stock awards outstanding for each NEO as of December 31, 2017.  There were no stock options outstanding for the NEOs as of December 31, 2017.  All restricted awards have been adjusted for stock dividends and stock splits.  The closing per share price of the Company’s stock on the last trading date of the fiscal year was $26.35.

	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested [1]	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude E. Davis	101,152	2,665,355
John M. Gavigan	9,426	248,375
Anthony M. Stollings	20,740	546,499
Richard S. Dennen	52,940	1,394,969
Bradley J. Ringwald	15,193	400,336
C. Douglas Lefferson	0	0
Jill A. Stanton	0	0

1 Restricted shares vest according to the following schedule:

Vesting Date	Davis	Gavigan	Stollings	Dennen	Ringwald
January 31, 2018 (Performance)	0	0	0	12,499	0
March 7, 2018	5,188	1,092	1,829	1,829	1,411
March 8, 2018	7,673	1,021	2,705	2,705	2,081
March 10, 2018	7,913	995	2,653	0	1,651
March 10, 2018 (Performance)	23,734	995	2,652	0	1,650
August 14, 2018	0	0	0	12,503	0
January 31, 2019 (Performance)	0	0	0	12,503	0
March 7, 2019	5,188	1,093	1,829	1,829	1,412
March 8, 2019	7,676	1,022	2,706	2,706	2,082
March 8, 2019 (Performance)	23,022	1,021	2,706	2,706	2,082
March 7, 2020	5,191	1,094	1,830	1,830	1,412
March 7, 2020 (Performance)	15,567	1,093	1,830	1,830	1,412

Option Exercises and Stock Vested

The following table shows the stock options exercised by, and restricted stock that vested for, the NEOs in 2017 and the value realized upon exercise.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Claude E. Davis	0	$0	51,217	$1,421,133
John M. Gavigan	0	$0	3,461	$95,770
Anthony M. Stollings	0	$0	11,665	$323,042
Richard S. Dennen	0	$0	30,290	$806,259
Bradley J. Ringwald	0	$0	6,011	$166,041
C. Douglas Lefferson	38,409	$549,633	16,452	$455,345
Jill A. Stanton	0	$0	8,025	$222,199

Pension Benefits Table

The following table shows, for each NEO, each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.  Values reflect the actuarial assumptions used for financial reporting purposes.

	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
Claude E. Davis	Pension Plan	13	$283,928	$0
	SERP	13	$721,315	$0
John M. Gavigan	Pension Plan	9	$87,242	$0
	SERP	9	$7,571	$0
Anthony M. Stollings	Pension Plan	11	$196,710	$0
	SERP	11	$85,263	$0
Richard S. Dennen	Pension Plan	3	$40,695	$0
	SERP	3	$26,600	$0
Bradley J. Ringwald	Pension Plan	12	$140,172	$0
	SERP	12	$21,572	$0
C. Douglas Lefferson	Pension Plan	32	$877,129	$0
	SERP	32	$378,760	$0
Jill A. Stanton	Pension Plan	9	$143,248	$0
	SERP	9	$19,176	$0

1 The number of years of service credited to the NEOs under the plan are computed as of December 31, 2017, the pension plan measurement date used for financial statement reporting purposes with respect to the registrant's audited financial statements in the Company's 2017 Annual Report and filed with the 2017 Form 10-K.

2 The present value of accumulated benefits shown in this column is calculated as of December 31, 2017, the measurement date used for reporting purposes in the Company's 2017 Annual Report.  Assumptions used in determining these amounts include a 3.43% discount rate, a 3.43% lump sum interest rate, and the 2017 PPA

Mortality Table, described in IRS Notice 2018-02 consistent with assumptions used for reporting purposes in the Company's 2017 Annual Report filed with the Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65.  (See Footnote 15 – Employee Benefit Plans to the consolidated financial statements contained in the Company's 2017 Annual Report filed with the 2017 Form 10-K – for information regarding the assumptions made by the Company for reporting purposes in the Company's 2017 Annual Report.)

Pension Plan

The First Financial Bancorp Associate Pension Plan and Trust (“Pension Plan”) is a tax-qualified pension plan covering eligible employees of the Company.  The material terms and conditions of the Pension Plan as applicable to the NEOs for 2017 who are currently employees of the Company are as follows:

Eligibility

The Pension Plan covers employees of the Company who have attained age 21 and completed the earlier of 1,000 hours of service within the first 12 months of employment or within a calendar year.

Benefit Formula

The Pension Plan provides an accrual to a participant’s account for each year in which he works 1,000 hours.  All eligible associates receive a pension benefit annual accrual of 5% of compensation.

For this purpose, compensation means the participant’s total cash remuneration from the Company prior to contributions to a cafeteria plan or a 401(k) plan, including bonuses, overtime pay and other special cash remuneration.  However, compensation cannot exceed the compensation limit of Code Section 401(a) (17).

Interest

In 2017 participant accounts were credited with a rate of return equal to Vanguard Institutional Index Fund Institutional Shares (VINIX) and Vanguard Total Bond Market Index Fund Institutional Shares (VBTIX) weighted 40% and 60% respectively.

Vesting

A participant becomes immediately vested in this retirement benefit upon hire.

Distribution

A participant’s account may be distributed at the participant’s election at any time after the participant separates from service.  However, generally, it must be distributed by April 1st of the calendar year following the date of termination or the date the participant attains age 70 ½, whichever is later.  The participant may elect to receive his account in a lump sum or as an annuity with an actuarial value equivalent to the value of his account.

Each of our NEOs is eligible to participate in the Pension Plan with respect to the account balance formula and is fully vested in their Pension Plan retirement benefit.

Traditional Pension Benefit Formula

Benefits accruing prior to January 1, 2008 are generally calculated based on benefit service and average monthly compensation as of December 31, 2007.

Executive Supplemental Retirement Plan

The Company maintains a supplemental executive retirement plan to supplement the retirement benefits provided under the Pension Plan for certain senior executive officers of the Company in order to make up for legal limits applicable to the benefits provided under the Pension Plan.  The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees.  The material terms and conditions of the SERP as they pertain to the NEOs for 2017 are as follows:

Eligibility

The SERP benefit is generally provided to those highly compensated employees of the Company whose compensation exceeds the IRS limits imposed on the Pension Plan and who have been designated as eligible to participate in the plan by the Company.  All NEOs participated in the SERP in 2017.

Benefit Formula

The SERP provides a benefit in excess of the IRS compensation and benefit limits imposed by Sections 401(a) (17) and 415 of the Code, respectively, with respect to the service benefit component of the Pension Plan and the account benefit component of the Pension Plan.  The benefit under the SERP is calculated as the difference between (x) the lump sum or periodic benefit the executive would have received under the Pension Plan, but for the applicable IRS compensation limits under Section 415 and 401(a) (17) of the Code, and (y) the lump-sum or periodic benefit the executive is entitled to under the Pension Plan.  Compensation and years of service under the SERP generally have the same meanings provided under the Pension Plan.

Vesting

Participants are vested in their SERP benefit to the same extent they are vested in their retirement benefit provided under the Pension Plan.  However, the Company generally reserves the right to forfeit and/or reduce a participant's benefit under the SERP.

Time and Form of Payment

Payment of benefits under the SERP generally commence upon the participant’s qualifying termination of employment.  The benefit generally may be payable in an annuity or lump sum, as agreed to by the executive and the Company.

Annual SERP allocations for all NEOs and other eligible executives are 5% of eligible earnings.

Nonqualified Deferred Compensation

The Company maintains two nonqualified deferred compensation plans for the CEO:  the First Financial Bancorp Deferred Compensation Plan ("DCP") and the Supplemental Savings Agreement (“SSA”).  The DCP was frozen in 2010 to any future employee or Company contributions.  Effective January 1, 2014, the annual Company contribution pursuant to the terms of the SSA was discontinued.  No other NEO is eligible to participate in these plans.  The table below shows earnings and distributions for the DCP and SSA.

Plan Name	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End[3]
Claude E. Davis
DCP	$0	$0	$31,376	$0	$242,871
SSA[4]	$0	$0	$36,390	$0	$315,828

1 The DCP was frozen to future contributions in 2010.

2 The investment earnings for 2017 reported in this column are included in the Summary Compensation table.

3 The aggregate balance for the DCP as of December 31, 2017 includes prior deferrals of base salary and bonus that were previously earned and reported as compensation on the Summary Compensation Table for prior years.  These amounts have since been adjusted, pursuant to the terms of the plan, for investment performance (e.g., earnings and losses), deferral credits and distributions (as applicable).

4 Effective January 1, 2014, no additional employer contributions are provided under the Supplemental Savings Account.

Deferred Compensation Plan

The DCP is an unfunded, unsecured deferred compensation plan maintained for the CEO only that was frozen to future employee and employer contributions in 2010.  The material terms and conditions of the DCP in 2017 are as follows:

Investments

The account is credited with earnings and losses based on investments selected by the CEO from the investments available under the DCP, as determined by the Company.  Investment elections can be changed monthly.  No securities of the Company are available for investment under the DCP.

Distributions

Distribution of the DCP account will be paid or commence as of the first day of the third month following the participant’s termination of employment, except as otherwise required by Section 409A of the Code.  Before any deferrals are made under the plan, the participant may elect to receive distribution of his DCP account in a lump sum or in monthly, quarterly or annual installments for a period up to ten years.  If the participant dies while receiving installment payments, the remainder of his DCP account will be distributed to his beneficiary in a lump sum 60 days following the participant’s death; otherwise, the DCP account of the participant will be distributed on the first day of the ninth month following the participant’s death.

Executive Supplemental Savings Agreement

The Company has entered into an Executive Supplemental Savings Agreement with Mr. Davis to supplement the benefits provided under the First Financial Bancorp 401(k) Savings Plan.  The SSA is an unfunded, unsecured deferred compensation plan.  Effective December 31, 2013, no additional Company contributions are provided under the SSA.  The material terms and conditions of the SSA are as follows:

Employer Contributions

For each calendar year, ending with the 2013 calendar year, the Company made a contribution to Mr. Davis' account in the SSA equal to 4% of the difference between (i) Mr. Davis’s total pay for the year and (ii) the compensation limit of Code Section 401(a) (17).

Earnings

Mr. Davis’s account under the SSA accrues earnings as if it were invested in investments available under the 401(k) Savings Plan as selected by the Company.

Vesting

Mr. Davis’s account under the SSA is 100% vested at all times, except that it will be forfeited if he is terminated for cause (as is defined by the SSA).

Distribution

Mr. Davis’s account under the SSA will be distributed in a lump sum six months following his separation from service.  In the event of his death before distribution, his account will be distributed to his beneficiary.

Split-Dollar and Group Term Life Insurance

The Company maintains split-dollar insurance on the lives of all its NEOs who are currently employed with the Company (with the exception of Messrs. Gavigan and Dennen).  Under the split-dollar insurance program, upon the death of a NEO, the company-owned life insurance policy first pays the Company the premiums that the Company paid for the policy, and then pays the NEO’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death.

In the event Mr. Davis terminates his employment and if he is eligible to receive an immediate retirement benefit under the Pension Plan (including an early retirement benefit), the Company will keep his life insurance policy in force until the executive’s death with a death benefit payable to the executive’s beneficiary equal to three times the executive’s base salary at the time of his termination of employment.  The Company no longer offers this retirement benefit provision in its life insurance policies.  Mr. Lefferson was eligible for this retirement benefit upon his termination in 2017. As of December 31, 2017, Messrs. Davis and Lefferson are the only NEOs eligible for this benefit.

Messrs. Gavigan and Dennen are eligible for the Company-paid group term-life insurance benefit that is available to all full-time associates in the amount of two times annual base salary up to $600,000.

Other Potential Post-Employment Payments

NEO Employment and Non-Competition Agreement – Mr. Davis

The Company and Mr. Davis executed an Employment and Non-Competition Agreement (the “Davis Employment Agreement”) on July 25, 2017 that became effective April 1, 2018, the effective date of the merger with MainSource.  The Davis Employment Agreement replaces Mr. Davis’s prior employment agreement executed in December 2011 that was in effect during the Company’s fiscal year ended December 31, 2017 (the “Davis Prior Agreement”).

Term of the Davis Employment Agreement.  The term of the Davis Employment Agreement will expire on April 1, 2021, unless sooner terminated, and does not provide for any renewals.  The Davis Prior Agreement provided for an extension of the term in the event of a Change of Control; a similar provision is not included in the current employment agreement.

Compensation.  Under the Davis Employment Agreement, Mr. Davis is entitled to receive a minimum annual base salary at the rate stated in the agreement.  In addition, the Davis Employment Agreement provides that he is eligible to participate in the Company’s STIP as in effect from time to time.  The agreement for Mr. Davis provides for a target annual bonus opportunity that is presently 60% (as established by the Compensation Committee) of his annual base salary.  In addition, Mr. Davis is eligible to receive, during the first two years of the term of the agreement, an annual long-term incentive award having a value on the grant date equal to 110% of his base salary.  The Davis Prior Agreement provided for the same terms.  Mr. Davis may receive a long-term incentive award during the third year of the term at the sole discretion of the Board of Directors.  The Davis Employment Agreement also provides that Mr. Davis is eligible to participate in all employee benefit plans and benefits that are offered generally to the Company’s other executive officers, subject to the terms and conditions of the applicable plan or program.

So long as Mr. Davis remains employed for the full term of the agreement and satisfies other requirements of the agreement, all outstanding, unvested time-based restricted stock awards granted to him will immediately vest upon the expiration of the employment term.  Additionally, the Davis Employment Agreement provides for the severance benefits described in the following paragraph.

Severance Benefits.  The Davis Employment Agreement provides for the payment of severance benefits if, during the term of the agreement the Company terminates Mr. Davis’ employment without “Cause” (as defined in the agreement) or Mr. Davis resigns his employment with “Good Reason” (as defined in the agreement).  Upon termination of employment by the Company without Cause (other than for disability or death) or by Mr. Davis for Good Reason, Mr. Davis is entitled to receive the following payments and benefits, which are substantially identical to the severance benefits that were provided for in the Davis Prior Agreement:

•	earned and unpaid base salary and vacation pay through the date of termination;
•	continued payment of base salary for 24 months;
•
installments equal to the lesser of (i) two and one half times Mr. Davis’ target bonus amount under the STIP, and (ii) two times the average of the STIP bonuses earned during the three years prior to the termination ;

•	outplacement assistance at the Company’s expense (at a cost of up to 5% of base salary); and
•	up to twelve months of the employer portion of COBRA premium payment contributions from the Company.

If Mr. Davis’s employment is terminated by reason of his death or long-term disability, by the Company for Cause or voluntarily by Mr. Davis other than for Good Reason, the Company's obligations to Mr. Davis are limited to payment of any accrued and unpaid base salary through the date of termination and the payment of any other benefits that are required to be provided to Mr. Davis under the terms of a plan or program in which he is a participant.

For purposes of the Davis Employment Agreement, the term “Good Reason” is defined as a termination of employment by Mr. Davis within ninety days of the initial existence of one of the conditions described below which occurs without his consent: (i) a material diminution in base salary; (ii) a material diminution in his authority, duties, or responsibilities as provided for in his employment agreement, or (iii) any other action or inaction that constitutes a material breach of the employment agreement by the Company.  In order to terminate for Good Reason, Mr. Davis is required to provide notice to the Company of the existence of the applicable condition for termination within thirty days of the initial existence of the condition, upon the notice of which the Company will have sixty days during which it may remedy the condition and not be required to pay the severance amount.  “Cause” is defined as a (i) felony indictment or guilty or nolo contendere plea relating to a felony; (ii) fraud or embezzlement; (iii) willful misfeasance or dishonesty; (iv) other action or criminal conduct which materially and adversely affects the business or financial condition of the Company; or (v) a performance failure that is not corrected with 15 days of written notice from the Board of Directors.

Section 280G.  In the event that any of the payments or benefits provided under the Davis Employment Agreement or otherwise would constitute an “excess parachute payment” as defined in Section 280G of the Code, the payments or benefits under such agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code, if such reduction would cause Mr. Davis to retain an after-tax amount in excess of what would be retained if no reduction were made.

Restrictive Covenants.  Mr. Davis is prohibited from revealing confidential information of the Company and disparaging the Company.  In addition, he is prohibited from (i) competing with the Company or its affiliated companies while employed by the Company and for a period of 18 months following separate of employment (an increase from one year under the Davis Prior Agreement) and (ii) soliciting clients or hiring employees of the Company or its affiliated companies while employed by the Company and for a period of two years following separation of employment.

NEO Employment and Non-Competition Agreements – Messrs. Stollings and Dennen

The Company is also a party to Employment and Non-Competition Agreements with each of Messrs. Stollings and Dennen (the “NEO Employment Agreements”).  The NEO Employment Agreements provide for the employment of these individuals in their current positions with the Company or in a position that is comparable to such position in responsibility.  The NEO Employment Agreement for Mr. Stollings was amended and restated in connection with the merger with MainSource, with the amended and restated version being effective on April 1, 2018. Mr. Stollings’ previous employment agreement, which was in effect during the Company’s calendar year ended December 31, 2017, is referred to as the “Stollings Prior Agreement.”

Term of the NEO Employment Agreements.  The current term of the NEO Employment Agreement for Mr. Stollings will expire on April 30, 2019, and the current term of the NEO Employment Agreement for Mr. Dennen will expire on August 14, 2018.  The NEO Employment Agreements renew automatically for additional one-year periods unless the executive or the Company gives at least 90 days written notice prior to a scheduled expiration date that the term will not renew.  Under Mr. Stollings’ current employment agreement, in the event of a Change in Control (as defined in Mr. Stollings’ agreement), the term will automatically become the two year period following the consummation of the Change in Control.

Compensation.  Under the NEO Employment Agreements, an executive is entitled to receive a minimum annual base salary at the rate stated in the executive’s agreement.  In addition, each of the NEO Employment Agreements provides that the executive is eligible to participate in the Company’s STIP as in effect from time to time.  Under the NEO Employment Agreements, Mr. Stollings has a target bonus opportunity of 50% of his base salary and Mr. Dennen has a target bonus opportunity of 40% of his annual base salary (an increase from 40% under the Stollings Prior Agreement).  In addition, the NEO Employment Agreements provide that the executive is eligible to receive, during the term of the agreement, an annual long-term incentive award having a value on the grant date equal to a specified percentage of the executive’s base salary.  The applicable percentages for both Messrs. Dennen and Stollings is 50% of their respective annual base salaries which, for Mr. Stollings reflects no change from the Stollings Prior Agreement.  The NEO Employment Agreements also provide that the executives are eligible to participate in all employee benefit plans and benefits that are offered generally to the Company’s other executive officers, subject to the terms and conditions of the applicable plan or program.

Severance Benefits.  The NEO Employment Agreements provide for the payment of severance benefits if, during the term of the agreement or during the one-year period following the expiration of such term due to the Company’s non-renewal of the term, the Company terminates the executive’s employment without “Cause” (as defined in the agreement) or the executive resigns his employment with “Good Reason” (as defined in the agreement).  Upon termination of employment by the Company without Cause (other than for disability or death) or by the executive for Good Reason, the executive is entitled to receive the following payments and benefits:

•	earned and unpaid base salary and vacation pay through the date of termination;
•	continued payment of base salary for 24 months;
•
a lump sum amount equal to two times the executive’s target bonus amount under the STIP, except that for Mr. Stollings the amount is the lesser of (i) two times the average of the STIP bonuses earned during the three years prior to the termination and (ii) two and one-half times the STIP bonus target in effect for the year of termination if Mr. Stollings is a “Covered Employee” under Section 162(m) of the Code for the year in which employment terminates or would have been a “Covered Employee” if he had continued his employment through the end of such year;

•	outplacement assistance at the Company’s expense (at a cost of up to 5% of the executive’s base salary); and
•	up to twelve months of the employer portion of COBRA premium payment contributions from the Company.

If an executive’s employment is terminated by reason of his death or long-term disability, by the Company for Cause or voluntarily by the executive other than for Good Reason, the Company's obligations to the executive are limited to payment of any accrued and unpaid base salary through the date of termination and the payment of any other benefits that are required to be provided to the executive under the terms of a plan or program in which such executive is a participant.  The severance benefits payable to Mr. Stollings under his NEO Employment Agreement are substantially equivalent to the benefits payable under the Stollings Prior Agreement.

Change in Control.  Upon a Change in Control of the Company, the term of the NEO Employment Agreement for Mr. Stollings will end on the second anniversary of the date of occurrence of the Change in Control, and the term of the NEO Employment Agreement for Mr. Dennen will end on the first anniversary of the Change in Control.

Section 280G.  In the event that any of the payments or benefits provided under the NEO Employment Agreements or otherwise would constitute an “excess parachute payment” as defined in Section 280G of the Code, the payments or benefits under such agreements will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code, if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made.

Restrictive Covenants.  The NEO Employment Agreements prohibit the executive from revealing confidential information of the Company and disparaging the Company.  In addition, the NEO Employment Agreements prohibit the executive from competing with the Company or its affiliated companies or soliciting their clients or hiring their employees while employed by the Company or an affiliated company and for varying time periods after employment terminates.  The noncompetition period will end six months following separation of employment for Mr. Stollings, and three years following separation of employment for Mr. Dennen (one year if separation of employment occurs during a renewal term of the agreement).  The nonsolicitation period for Messrs. Davis and Stollings will end two years following separation of employment and three years following separation of employment for Mr. Dennen (one year if separation of employment occurs during a renewal term).

Definitions - Stollings.  As used in Mr. Stollings’ NEO Employment Agreement, the terms “Change in Control” and “Good Reason” are defined as follows:

•	“Change in Control” has the meaning given such term in the 2012 Amended and Restated Stock Plan (or a successor plan thereto) as in effect on the Effective Date.

•
“Good Reason” means the employee's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without the NEO’s consent, of one or more of the following:  (i) a material reduction in the NEO’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or (ii) a material breach by the Company of a material provision of the NEO Employment Agreement.

•
“Cause” is defined as a (i) felony indictment or guilty or nolo contendere plea relating to a felony; (ii) fraud or embezzlement; (iii) willful misfeasance or dishonesty; (iv) other action or criminal conduct which materially and adversely affects the business or financial condition of the Company; or (v) a performance failure that is not corrected with 15 days of written notice from the Board of Directors.

•
The terms “Change in Control” and “Good Reason” in the Stollings Prior Agreement were the definitions currently included in Mr. Dennen’s NEO Employment Agreement, as discussed below. The new terms reflect current market practices in similar agreements.

Definitions – Dennen.  As used in Mr. Dennen’s NEO Employment Agreement, the terms “Change in Control” and “Good Reason” are defined as follows:

•
A “Change in Control” is deemed to have occurred if (i) any person (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) acquires beneficial ownership (within the meaning of the Securities Exchange Act of 1934) of shares representing 20% or more of the Company’s voting power in the election of directors, (ii) there is a change in a majority of the members of the Board of Directors over a two-year period, unless each new director is approved by a vote of at least two-thirds of the directors in office at the beginning of such two-year period, (iii) there is a reorganization, merger, consolidation or share exchange as a result of which the Company’s common shares are exchanged or converted for shares of another corporation, a dissolution or liquidation of the Company or a sale or disposition of 50% or more of the Company’s assets, (iv) there is any other form of reorganization, merger, consolidation or share exchange, unless the persons who were beneficial owners of the Company’s common shares before the completion of such transaction own more than 65% of the outstanding shares of the successor or surviving corporation following the completion of such transaction and certain other conditions are met; or (v) any other transaction occurs that would be required to be reported by the Company as a change of control under specified provisions of the federal securities laws.

•
“Good Reason” is defined in Mr. Dennen’s NEO Employment Agreement as the occurrence, without the executive’s consent, of: (i) a significant/material reduction in the executive’s base salary/base compensation, except for any decrease that is generally applicable to other similarly situated senior executives/officers of the Company; (ii) the failure of the Company (after notice and an opportunity to cure) to pay or provide to the NEO when due any material amount of compensation or material benefit that is required to be paid or provided under the agreement; (iii) a significant reduction in the NEO’s authority or responsibilities; or (iv) the failure of the Company to obtain the written agreement of any successor to the Company or the business of the Company to assume the agreement (solely to the extent such assumption does not occur by operation of law).

•
“Cause” is defined in Mr. Dennen’s agreement in the same fashion as Mr. Stollings’s NEO Employment Agreement although the performance failure notice is not limited to being required to be sent by the Board of Directors.

Severance and Change in Control Agreements

The Company is a party to a Severance and Change in Control Agreement with Messrs. Gavigan and Ringwald (each a “CIC Agreement” and together, the “CIC Agreements”)) which became effective on April 1, 2018.  Under their respective CIC Agreements, Messrs. Gavigan and Ringwald will receive severance benefits in the event the Company terminates his employment without Cause or he terminates his employment for Good Reason within 12 months following a Change in Control.  The CIC Agreement for Mr. Gavigan replaced a similar Severance and Change in Control Agreement to which he was a party that was entered into on March 27, 2017, and the CIC Agreement for Mr. Ringwald replaced a similar Severance and Change in Control Agreement that was entered into on April 17, 2017 (the “Superceded CIC Agreements”).

As used in the CIC Agreements, “Change in Control” has the meaning given such term in the Company’s Amended and Restated 2012 Stock Plan, or any stock plan intended to succeed the Amended and Restated 2012 Stock Plan.  “Good Reason” means the employee's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without the employee’s consent, of one or more of the following:  (i) a material reduction in the employee’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or (ii) a material breach by the Company of a material provision of the CIC Agreement.  “Cause” is defined as a (i) felony indictment or guilty or nolo contendere plea relating to a felony; (ii) fraud or embezzlement; (iii) willful misfeasance or dishonesty; (iv) other action or criminal conduct which materially and adversely affects the business or financial condition of the Company; or (v) a performance failure that is not corrected with 15 days of written notice from the Chief Executive Officer or the Board of Directors.

The initial term of the CIC Agreements began on April 1, 2018, the effective date of the merger with MainSource.  Each agreement continues until April 30, 2019 and will renew automatically for an additional, one-year period and will continue to renew, unless the executive or the Company gives at least 90 days’ written notice prior to a scheduled expiration date that the term will not renew.  In the event of a Change in Control, the term of the CIC Agreement will be the one-year period following the consummation of the Change in Control, without the possibility of non-renewal.

Under the terms of the CIC Agreements, upon termination of Mr. Gavigan or Mr. Ringwald by the Company without Cause (other than as a result of death or disability) and not in connection with a Change in Control, each will be entitled to receive the following payments and benefits: (i) earned and unpaid base salary and vacation pay through the date of termination; (ii) continued payment of base salary for 24 months;  (iii) an amount equal to a multiple of each executive’s target bonus amount under the STIP as described below; (iii) outplacement assistance at the Company’s expense (at a cost of up to 5% of the executive’s base salary); and (iv) up to twelve months of the employer portion of COBRA premium payment contributions from the Company.  If either executive is a covered employee for purposes of Section 162(m)(3) of the Code for the year in which employment terminates (or would have been a Covered Employee if the executive had continued employment until the end of the year), the STIP severance amount payable to each will be equal to the lesser of (i) two times the average of the STIP bonuses earned during the three years prior to the qualifying termination (or such lesser period for which each was eligible to participate in the STIP) or (ii) two and one-half times the STIP bonus target in effect for the year of termination.  If either executive is not a Covered Employee or if a severance benefit is being paid in connection with a Change in Control, the STIP severance amount will be two times his target bonus amount under the STIP.

If, immediately prior to a Change in Control or during the one-year period that commences upon a Change in Control, the Company terminates the executive’s employment without Cause (other than for disability or death) or if either executive terminates his employment for Good Reason, the executive will be entitled to receive the following payments and benefits: (i) earned and unpaid base salary and vacation pay through the date of termination; (ii) continued payment of base salary for 24 months;  (iii) an amount equal to two times his target amount under the STIP; (iii) outplacement assistance at the Company’s expense (at a cost of up to 5% of the executive’s base salary); and (iv) up to twelve months of the employer portion of COBRA premium payment contributions from the Company.

The CIC Agreement provides that, in the event that any of the payments or benefits provided under such agreement or otherwise would constitute an “excess parachute payment” as defined in Section 280G of the Code, the payments or benefits will be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Code, if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made.

For six months following termination of employment (other than upon termination for Cause), neither Mr. Gavigan nor Mr. Ringwald may compete with the Company and, for two years following termination of employment, neither may solicit the Company’s clients or solicit or hire the Company’s employees.

The CIC Agreements for Messrs. Gavigan and Ringwald became effective on April 1, 2018 and superceded and replaced the Superceded CIC Agreements, which were in effect during the Company’s fiscal year ended December 31, 2017.  The economic benefits payable to Messrs. Gavigan and Ringwald upon a termination of employment, including following a Change in Control, were not substantively enhanced through the replacement of the Superceded CIC Agreements.  The definitions of “Change in Control” and “Good Reason” in the current CIC Agreements reflect current market practices in similar agreements.

Potential Payments for Termination Following a Change-in-Control

The table below summarizes the potential change-in-control benefits that would become payable to each of the NEOs as of December 31, 2017 pursuant to (i) such NEO’s employment agreement or severance and change in control agreement, as applicable, that was in effect on December 31, 2017, and under such executive’s equity award agreements (“Equity Agreements”) and (ii) under such NEO’s current employment agreement or severance and change in control agreement, as applicable, that became effective on April 1, 2018 and superceded the prior agreement, assuming that such agreement had been in effect of December 31, 2017, and under such executive’s Equity Agreements.  The benefits that would be payable under the agreements in effect on December 31, 2017 and the benefits that would be payable under the agreements that became effective on April 1, 2018 are substantially the same.

In calculating these benefits, we assumed a change in control of the Company on December 31, 2017.  To the extent relevant, the amounts are based on the Company’s closing share price on December 31, 2017 of $26.35 per share.  If we calculated these amounts using a different date, the change in the amounts could be significant.  For example, other equity awards have vested and/or were granted since December 31, 2017 and our stock value has fluctuated.  Therefore, if we had calculated the amounts payable based on an April 2018 change in control and termination, the total payment amount would differ.  In addition, several of the items shown (particularly under “Cash Severance” and “Excise Tax Gross-Up”) depend on compensation received over a period of time.

We are applying the definitions of a change in control that are included in the current NEO employment agreements, severance and change in control agreements, and Equity Agreements, which are substantially identical with the exception of Mr. Dennen’s 2015 Equity Agreements.  The definition of a change in control in Mr. Dennen’s 2015 Equity Agreements includes, in addition to the change in control definitions used in the other Equity Agreements, that the sale of Oak Street Funding by First Financial will also be treated as a change in control under his agreement.

In accordance with SEC regulations, we do not show in the table any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.  Also, the following table does not include amounts disclosed above under the Pension Benefits Table, the Nonqualified Deferred Compensation Table or the Outstanding Equity Awards at Fiscal Year End Table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

The benefits shown under “Acceleration of Unvested Equity” reflect the market value of restricted stock held by each of the NEOs on December 31, 2017 for all outstanding, unvested awards, including accrued dividends.  Awards made since 2014 do not immediately vest upon a change in control.  In order for these awards to vest, a second qualifying trigger (i.e., loss of employment) must occur in conjunction with the change in control.  The values shown assume a double trigger event for those awards and thus include the value of all outstanding equity awards and accrued dividends.

We computed the amounts in accordance with the terms of the change in control employment or severance agreements.  In addition, it is possible that an excise tax payment may be required if a change in control occurred even without a qualifying employment termination with respect to those benefits that become payable or vested solely upon the occurrence of a change in control.

	Mr. Davis	Mr. Gavigan	Mr. Stollings	Mr. Dennen	Mr. Ringwald
Change-in-Control ("CIC") Severance Benefits
Base Salary[1]	$1,553,794	$600,000	$803,400	$803,400	$620,000
Bonus for Year of Separation[2]	$958,505	$240,000	$312,433	$321,360	$248,000
General Health and Welfare Benefits / Outplacement	$55,073	$32,144	$31,445	$35,416	$28,526
CIC Severance Benefits
Acceleration of Unvested Equity[3]
Restricted Stock	$2,665,355	$248,375	$546,499	$1,394,969	$400,336
Accrued Dividends on Restricted Stock	$117,353	$9,366	$22,698	$54,158	$16,066
Unvested Options	$0	$0	$0	$0	$0
Total Unvested Equity	$2,782,709	$257,741	$569,197	$1,449,127	$416,402
Total Compensation Under Agreements
Cutback to avoid 280G Excise tax (if applicable)[4]	$0	$0	$0	$0	$0
Total Benefits[5]	$5,350,081	$1,129,885	$1,716,474	$2,609,303	$1,312,927

1 The multiplier for all NEOs is two times base salary.

2 The bonus for Messrs. Davis and Stollings is equal to the lesser of (x) two and one-half times the Target Bonus Amount or (y) two times the three-year average of the actual annual bonus awards paid (or payable) to the employee by the Company for the three completed calendar years that immediately precede the employee’s termination of employment, payable in equal bi-weekly installments over the Severance Period, commencing with the first payroll period following the (60th) day after employee’s date of termination of employment (the Termination Compensation and Termination Short-Term Bonus, collectively, the “Severance Benefits”).  Messrs. Gavigan, Dennen, and Ringwald have a multiplier of two times bonus.

3 Per the 2012 Stock Plan, all unvested stock options and restricted shares shall become fully exercisable or vested as of the date of a Change in Control.  The values shown in the table above assume a double trigger event for those awards and thus includes the value of all outstanding equity awards and accrued dividends.  For purposes of this table, performance shares are assumed to be earned at target, however under a true change in control the Committee would assess actual performance prior to the change and control, if possible and pro-rate the awards.

4 No reduction in payments to avoid 280G excise tax is anticipated to result in a greater net after-tax amount than the executive would retain had no cutback been made.

5 These are the amounts assigned to these benefits for purposes of IRC Section 280G calculations.  They do not necessarily reflect the actual cash payments to be paid to the applicable employees upon the event of a change in control.

Payments for Termination Without Regard to a Change in Control

The table below summarizes the potential benefits payable to each of the NEOs pursuant to (i) such NEO’s employment agreement or severance and change in control agreement, as applicable, that was in effect on December 31, 2017, and (ii) under such NEO’s current employment agreement or severance and change in control agreement, as applicable, that became effective on April 1, 2018 and superceded the NEO’s prior agreement, assuming that such agreement had been in effect on December 31, 2017, upon an involuntary termination of the NEO's employment by the Company without Cause or upon the NEO’s resignation for “Good Reason” without regard to the occurrence of a change in control of the Company.

As described above, a NEO is entitled to certain payments if he terminates his employment for “Good Reason.”

	Mr. Davis	Mr. Gavigan	Mr. Stollings	Mr. Dennen	Mr. Ringwald
Termination for Good Reason Severance Benefits
Base Salary[1]	$1,553,794	$600,000	$803,400	$803,400	$620,000
Bonus for Year of Separation[2]	$958,505	$129,167	$312,433	$321,360	$218,822
General Health and Welfare Benefits / Outplacement	$55,073	$32,144	$31,445	$35,416	$28,526

Total Benefits	$2,567,372	$761,311	$1,147,277	$1,160,176	$867,347

1 The multiplier for all NEOs is two times base salary.

2 For Messrs. Davis, Gavigan, Stollings and Ringwald, payout is equal to the lesser of (x) two and one-half times the Target Bonus Amount or (y) two times the three-year average of the actual annual bonus awards paid (or payable) to the employee by the Company or the three completed calendar years that immediately precede the employee’s termination of employment, payable in equal bi-weekly installments over the Severance Period, commencing with the first payroll period following the 60th day after the employee’s date of termination of employment (the Termination Compensation and Termination Short-Term Bonus, collectively, the “Severance Benefits”).  Mr. Dennen has a multiplier of two times bonus target amount.

Payments for Voluntary Termination by NEO, Termination for Cause

In the event of a NEO’s voluntary termination of the agreement (other than as specifically set forth in the agreement) or termination for cause, the NEO is not entitled to any special benefits under his employment agreement or any stock awards.  All such benefits are void.

Payments upon Death or Disability

There are no additional benefits or payments due to disability of a NEO, other than under the existing disability policies of the Company that apply to all employees.

Upon the death of a NEO (other than Messrs. Gavigan and Dennen), the NEO’s estate would be entitled to three times the NEO’s base salary at the time of death pursuant to the split-dollar life insurance policies previously discussed.  Messrs. Gavigan and Dennen are eligible for the Company-paid group life benefit that is available to all full time associates.  See “Split-Dollar and Group Term Life Insurance.”

Awards granted since January 1, 2014, immediately vest in the event of death or disability.p

Retirement Benefits

In the event of retirement by the NEOs, they would be entitled to certain retirement benefits that can be paid over time or taken in a lump sum.  Below is a presentation regarding lump sum benefits for early retirement under the Pension Plan:

	Total Present Value of Accumulated Benefit using U.S. GAAP Assumptions[1]	Total Present Value of Vested Accumulated Benefit using Actual Lump Sum Basis[2]	Incremental Value due to the Difference between U.S. GAAP Assumptions and Actual Lump Sum Basis[3]	Incremental Value due to Early Retirement Subsidies[3]
Claude E. Davis	$1,005,243	$1,054,769	$25,866	$23,660
John M. Gavigan	$94,813	$116,092	$21,279	$0
Anthony M. Stollings	$281,973	$288,983	$7,010	$0
Richard S. Dennen	$67,295	$67,393	$98	$0
Bradley J. Ringwald	$161,744	$202,485	$40,741	$0

1 See "Pension Benefits Table."

2 Calculated assuming NEO terminates employment on December 31, 2017 and receives an immediate lump sum distribution using the rate in effect for December 2017 payments.

3 For information purposes only.  Allocates the increase in retirement value over the values shown in the Pension Benefit Table to its two primary sources: (i) difference between U.S GAAP assumptions and actual lump sum interest rate basis; and (ii) value of early retirement subsidies that are included in the actual lump sum payment if the NEO terminates employment.

Other than as set forth above, NEOs are not entitled to any additional benefits.  For example, there currently is no acceleration of restricted stock or options upon retirement.

Compensation Committee Interlocks and Insider Participation

During 2017, no member of the Compensation Committee was an employee, officer or former officer of the Company.  None of our executive officers served in 2017 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the Compensation Committee.  All Compensation Committee members had banking or financial services transactions in the ordinary course of business with our bank subsidiary.  No other relationships required to be reported under the rules promulgated by the SEC exist with respect to members of the Company’s Compensation Committee.

2019 Annual Meeting Information

Shareholder Proposals for the 2019 Annual Meeting

If an eligible shareholder wishes to present a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders, the proposal must be received by our Corporate Secretary no later than December 13, 2018 (120 calendar days prior to the anniversary of this year’s proxy statement mailing date).  Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.  Upon receipt of such a proposal, we will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable regulations.

If an eligible shareholder wishes to nominate a director at our 2018 Annual Meeting of Shareholders written notice of this nomination must be received by our Corporate Secretary, no later than February 21, 2019 (90 calendar days prior to the anniversary of this year’s annual meeting).

All shareholder proposals should be sent to First Financial Bancorp, Attention: Karen B. Woods, Corporate Secretary, 255 E. Fifth Street, Suite 2900, Cincinnati, Ohio 45202.

April 12, 2018	BY ORDER OF THE BOARD OF DIRECTORS

Karen B. Woods
Corporate Secretary

Annex A - Non-GAAP Reconciliation

Additional non-GAAP ratios

	Full Year 2017		Full Year 2016		Full Year 2015		Full Year 2014
(Dollars in thousands, except per share data)	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted
Net interest income (e)	$283,545	$283,545	$272,671	$272,671	$246,502	$246,502	$228,625	$228,625
Provision for loan and lease losses	3,582	3,582	10,140	10,140	9,641	9,641	1,528	1,528
plus: provision expense adjustment		799
Noninterest income	76,142	76,142	69,601	69,601	75,202	75,202	63,965	63,965
less: gains from the redemption of off balance sheet securitizations		5,764
less: tax related adjustment to a limited partnership investment		(119)
less: gains on sale of investment securities		1,648
Total noninterest income (f)	76,142	68,849	69,601	69,601	75,202	75,202	63,965	63,965

Noninterest expense	239,942	239,942	201,401	201,401	201,130	201,130	196,034	196,034
less: severance expense		4,351		1,084		1,109		763
less: historic tax credit investment write-down		11,328
less: merger-related expenses		9,244		86		3,000		6,526
less: indemnification asset impairment [1]		5,055
less: charitable foundation contribution		3,000
less: branch consolidation acitivities		639
Total noninterest expense (d)	239,942	206,325	201,401	200,231	201,130	197,021	196,034	188,745

Income before income taxes	116,163	143,286	130,731	131,901	110,933	115,042	95,028	102,317

Income tax expense	19,376	19,376	42,205	42,205	35,870	35,870	30,028	30,028
plus: tax effect of adjustments		9,533		377		1,328		2,303
plus: tax reform impact on DTLs & tax partnerships		8,191
plus: after-tax impact of historic tax credit write-down @ 35%		7,363
Total income tax expense	19,376	44,463	42,205	42,582	35,870	37,198	30,028	32,331

Net income (a)	$96,787	$98,823	$88,526	$89,319	$75,063	$77,844	$65,000	$69,986

Average diluted shares (b)	62,172	62,172	61,985	61,985	61,848	61,848	59,393	59,393

Average assets (c)	8,611,403	8,611,403	8,251,703	8,251,703	7,504,069	7,504,069	6,760,959	6,760,959

1 - Impairment charge related to preliminary agreement to terminate FDIC loss sharing agreements.

Ratios
Net adjusted earnings per share - diluted (a)/(b)	$1.56	$1.59	$1.43	$1.44	$1.21	$1.26	$1.09	$1.19
Adjusted Return on average assets - (a)/(c)	1.12%	1.15%	1.07%	1.08%	1.00%	1.04%	0.96%	1.04%
Efficiency ratio - (d)/((e)+(f))	66.71%	58.55%	58.84%	58.50%	62.52%	61.24%	67.00%	64.51%

FIRST FINANCIAL BANCORP. 255 E. FIFTH STREET, 29TH FLOOR CINCINNATI, OH 45202
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ffbc18
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E44895-P04077	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST FINANCIAL BANCORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01)	J. Wickliffe Ach	09)	Erin P. Hoeflinger
02)	Kathleen L. Bardwell	10)	Susan L. Knust
03)	William G. Barron	11)	William J. Kramer
04)	Vincent A. Berta	12)	John T. Neighbours
05)	Cynthia O. Booth	13)	Thomas M. O'Brien
06)	Archie M. Brown, Jr.	14)	Richard E. Olszewski
07)	Claude E. Davis	15)	Maribeth S. Rahe
08)	Corinne R. Finnerty

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

3.	Advisory (non-binding) vote on the compensation of the Company’s executive officers.	☐	☐	☐

NOTE: The proxies are authorized to consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44896-P04077

FIRST FINANCIAL BANCORP.
ANNUAL MEETING OF SHAREHOLDERS
May 22, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scott T. Crawley and Billie L. Meents, or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of First Financial Bancorp. (the "Company") to be held via a Virtual Shareholder Meeting (www.virtualshareholdermeeting.com/ffbc18) on Tuesday, May 22, 2018 at 10:00 a.m., Eastern Time, or at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying proxy statement is hereby acknowledged. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote "FOR" the election of directors; and "FOR" Proposals Two and Three. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side